UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No.     )

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☐  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to §240.14a-12

A. Schulman, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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3550 West Market Street
Akron, Ohio 44333

November [  ], 2008

To Our Stockholders:

You are cordially invited to attend the 2008 Annual Meeting of Stockholders to be held on Thursday, December 18, 2008, at 10:00 A.M., local time, at The Hilton Inn West, 3180 West Market Street, Akron, Ohio 44333.

Details of the business to be conducted at the 2008 Annual Meeting of Stockholders are provided in the attached Notice of Annual Meeting and Proxy Statement. As a stockholder, you are being asked to vote on a number of important matters. Specifically, this year we are asking you to approve important amendments to our Certificate of Incorporation, which if adopted, will have the effect of declassifying our Board of Directors and provide that Directors will be elected annually for one year terms. If the amendments to our Certificate of Incorporation are adopted, we will elect two Directors whose terms will expire at the 2009 Annual Meeting of Stockholders. If the amendments are not adopted, however, the two Directors will be placed into Class I and will have a term that expires at the 2011 Annual Meeting of Stockholders. In addition, we are also asking you to ratify our selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2009.

We hope that you will be able to attend the 2008 Annual Meeting. Whether or not you plan to attend the meeting in person, it is important that your shares be represented and voted. In order to ensure your shares are represented, we urge you to execute and return the enclosed form of Proxy, or that you submit your Proxy electronically through the Internet or by telephone promptly.

Sincerely,

Joseph M. Gingo
Chairman, President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that the Annual Meeting of Stockholders of A. Schulman, Inc. (the “Corporation”) will be held at The Hilton Inn West, 3180 West Market Street, Akron, Ohio 44333, on Thursday, December 18, 2008 at 10:00 A.M., local time, for the purpose of considering and acting upon the following matters, all of which are more completely set forth in the accompanying Proxy Statement:

1.	The election of two Directors;

2.	The ratification of the selection of PricewaterhouseCoopers LLP as independent registered public accounting firm for the fiscal year ending August 31, 2009;

3.	The amendment of the Corporation’s Certificate of Incorporation in order to declassify the Board of Directors and to provide that Directors will be elected for terms of one year each commencing at this Annual Meeting; and

4.	The transaction of any other business as may properly come before the stockholders at the Annual Meeting and any adjournments thereof.

Stockholders of record at the close of business on October 20, 2008 are entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

By order of the Board of Directors,

David C. Minc
  Secretary

Akron, Ohio
November [  ], 2008

Your vote is important. Stockholders are requested to complete, date, sign and return the enclosed PROXY in the envelope provided, which requires no postage if mailed in the U.S., or to submit their votes electronically through the Internet or by telephone.

IMPORTANT NOTICE REGARDING DELIVERY OF SECURITY HOLDER DOCUMENTS

The Securities and Exchange Commission permits companies to send a single set of annual disclosure documents to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if the corporation provides advance notice and follows certain procedures. In such cases, such stockholders continue to receive a separate notice of the meeting and proxy card. This “householding” process reduces the volume of duplicate information and reduces printing and mailing expenses. A. Schulman, Inc. (the “Corporation”) has not instituted householding for stockholders of record; however, a limited number of brokerage firms may have instituted householding for beneficial owners of the Corporation’s shares of common stock held through such brokerage firms. If your family has multiple accounts holding shares of common stock of the Corporation, you already may have received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of the annual disclosure documents. The broker will arrange for delivery of a separate copy of this Proxy Statement or the Corporation’s Annual Report promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON DECEMBER 18, 2008

The Proxy Statement, Form 10-K for the year ended August 31, 2008 and the 2008 Annual Report to stockholders are available at [          ].

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
IMPORTANT NOTICE REGARDING DELIVERY OF SECURITY HOLDER DOCUMENTS
PROXY STATEMENT
GENERAL INFORMATION
PROPOSAL 1 -- ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
COMPENSATION TABLES
AUDIT COMMITTEE REPORT
PROPOSAL 2 -- RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSAL 3 -- APPROVAL OF AMENDMENTS TO THE CORPORATION’S CERTIFICATE OF INCORPORATION.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
OTHER MATTERS
SOLICITATION OF PROXIES

3550 West Market Street
Akron, Ohio 44333

PROXY STATEMENT

November [  ], 2008

GENERAL INFORMATION

The accompanying Proxy is being solicited by the Board of Directors of A. Schulman, Inc. (the “Corporation”) for use at the 2008 Annual Meeting of Stockholders to be held on December 18, 2008, at 10:00 A.M., local time, and any adjournments thereof (the “2008 Annual Meeting”). The mailing address of the principal executive offices of the Corporation is 3550 West Market Street, Akron, Ohio 44333. To obtain directions to attend the 2008 Annual Meeting, please contact the Corporation at (330) 666-3751. This Proxy Statement and the accompanying form of Proxy were first mailed to stockholders on or about November [  ], 2008.

Voting Rights

Stockholders of record at the close of business on October 20, 2008 (the record date) will be entitled to vote at the 2008 Annual Meeting. On that date, the Corporation had issued and outstanding 26,132,897 shares of Common Stock, $1.00 par value (the “Common Stock”). Each share of Common Stock is entitled to one vote on all matters properly coming before the 2008 Annual Meeting. At least 13,066,449 shares of Common Stock of the Corporation must be represented at the meeting in person or by Proxy in order to constitute a quorum for the transaction of business.

Voting of Proxies; Revocation

Shares represented by properly executed Proxies will be voted at the 2008 Annual Meeting, and if a stockholder has specified how the shares represented thereby are to be voted, they will be voted in accordance with such specification. It is intended that shares represented by the enclosed Proxy, on which no specification has been made, will be voted: (1) “FOR” the election of the Corporation’s two Director nominees; (2) “FOR” the ratification of the Corporation’s selection of PricewaterhouseCoopers LLP as its independent registered public accounting firm for fiscal 2009; and (3) “FOR” the adoption of the amendments to the Corporation’s Certificate of Incorporation.

Proxies may be revoked at any time before a vote is taken or the authority granted is otherwise exercised. Revocation may be accomplished by the execution of a later dated Proxy, or a later casted Internet or telephone vote, with regard to the same shares, or by giving notice in writing to the Corporate Secretary at A. Schulman, Inc., 3550 West Market Street, Akron, Ohio 44333, or in person at the 2008 Annual Meeting.

Voting Via Telephone or Internet

This year the Corporation is offering registered stockholders the opportunity to vote their shares electronically through the Internet or by telephone. Instead of submitting your vote by mail on the enclosed Proxy Card, you may vote by telephone or via the Internet by following the procedures described on your Proxy Card. In order to vote via telephone or the Internet, please have the enclosed Proxy Card in hand, and call the number or go to the website listed on the Proxy Card and follow the instructions. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions, and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting through the Internet should understand that they may bear certain costs associated with Internet access, such as usage charges from their Internet service providers.

Vote Required

The vote required to approve each of the proposals that are scheduled to be presented at the 2008 Annual Meeting is as follows:

Proposal	Vote Required

• Proposal 1 — Election of Directors	• Election of the Director nominees requires the favorable vote of a plurality of all votes cast by the holders of the Corporation’s Common Stock at the 2008 Annual Meeting.
• Proposal 2 — Ratification of Selection of Independent Registered Public Accounting Firm	• For ratification, this proposal requires the affirmative vote of the holders of a majority of the shares of Common Stock having voting power present at the 2008 Annual Meeting.
• Proposal 3 — Approval of Amendments to the Corporation’s Certificate of Incorporation	• Pursuant to the provisions of the Corporation’s Certificate of Incorporation, the proposed amendments must be approved by the affirmative vote of the holders of a majority of the shares of Common Stock outstanding and entitled to vote at the 2008 Annual Meeting.

Stockholder Proposals for 2009 Annual Meeting of Stockholders

Any stockholder who intends to present a proposal at the annual meeting in fiscal 2009 must deliver such proposal to the Corporate Secretary at A. Schulman, Inc., 3550 West Market Street, Akron, Ohio 44333:

•	Not later than [ ], if the proposal is submitted for inclusion in the Corporation’s proxy materials for that meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended; or

•	Not earlier than September 20, 2009 and not later than October 20, 2009, if the proposal is submitted pursuant to the Corporation’s Amended and Restated By-Laws (the “By-Laws”). The Corporation reserves the right to exercise discretionary voting authority on such proposal if a stockholder has failed to submit the proposal within such designated time period.

PROPOSAL 1 — ELECTION OF DIRECTORS

In accordance with the provisions of the Corporation’s Certificate of Incorporation and By-Laws, the Board of Directors has currently fixed the number of Directors at 12. Previously, the Board of Directors had fixed the number of Directors at 12, however, on January 22, 2008, the Board of Directors approved the expansion of the Board to 13 Directors, in order to reappoint Joseph M. Gingo, the Corporation’s President and Chief Executive Officer, as a Class III Director. In conjunction with the January 22, 2008 expansion, it was the Board’s intention to return the number of Directors to 12 as soon as practicable. Consequently, on June 30, 2008, the Board of Directors unanimously approved to reduce the size of the Board back to 12 and to let one director position expire at the 2008 Annual Meeting. In accordance with the Corporation’s retirement policy for Directors, Director Willard R. Holland has reached the age of 72, and will not be standing for re-election. Additionally, Dr. Peggy G. Miller has declined to stand for re-election and resigned as a Director effective November 7, 2008, thereby creating a vacancy on the Board. Consequently, while there had been four Directors with terms expiring at the 2008 Annual Meeting, only three Director positions shall be open for election and, as described further below, only two Directors are being nominated. However, while there will be one vacancy on the Board of Directors at the 2008 Annual Meeting,

Proxies may not be voted for a greater number of person than the number of nominees named in this Proxy Statement.

On November 11, 2008, the Corporation entered into a standstill agreement (the “Standstill Agreement”) with a group of investors led by Ramius LLC (collectively, the “Ramius Group”), in order to avoid a proxy contest for the election of directors at the 2008 Annual Meeting. Pursuant to the Standstill Agreement, the Corporation and the Ramius Group have agreed to a process for filling the vacancy created by Dr. Miller. Specifically, pursuant to the terms of the Standstill Agreement, the Corporation has agreed to form a Selection Committee, consisting of independent Directors Howard R. Curd (Chair), David G. Birney and Lee D. Meyer, to identify and recommend an independent director to fill the vacancy created by Dr. Miller. In making its recommendation, the Selection Committee will consider and interview at least two candidates suggested by each of the Corporation and the Ramius Group, provided that such recommendations are received by the Selection Committee no later than December 31, 2008. As contemplated in the Standstill Agreement, the Board of Directors expects to appoint the nominee recommended by the Selection Committee no later than January 31, 2009. For more information regarding information regarding the Standstill Agreement and the Ramius Group, see the Corporation’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on November 12, 2008.

Pursuant to the Certificate of Incorporation, Directors are currently divided into three classes, and the By-Laws require that, to the extent possible, there be the same number of Directors in each class. In compliance with the By-Laws, there are currently four Directors in each of Classes I and II and five Directors in Class III. However, as set forth in more detail in Proposal 3 — Approval of Amendments to the Corporation’s Certificate of Incorporation beginning on page [  ], the Board of Directors is recommending that stockholders approve amendments to the Certificate of Incorporation, in order to consolidate the Board of Directors into a single class. If such proposed amendments are adopted by the stockholders, Directors elected at the 2008 Annual Meeting, as well as the Director appointed pursuant to the Standstill Agreement, will serve a term that expires at the 2009 Annual Meeting of Stockholders. If these amendments are not approved, however, the Board of Directors’ current classified structure will remain and all nominees elected at the 2008 Annual Meeting, as well as the Director appointed pursuant to the Standstill Agreement, will serve as Class I Directors with terms that expire at the 2011 Annual Meeting of Stockholders.

Unless a stockholder requests that voting of that stockholder’s Proxy be withheld for any one or more of the nominees for Director in accordance with the instructions set forth on their Proxy Card, it is presently intended that shares represented by Proxies in the enclosed form will be voted for the election of each of the Corporation’s two Director nominees named in the following table. All of the members of the Nominating and Corporate Governance Committee have recommended, and the Board of Directors has approved, the nomination of these nominees.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THESE NOMINEES.

All nominees appearing below have consented to being named in this Proxy Statement and to serve if elected. Should any nominee subsequently decline or be unable to accept such nomination to serve as a Director, an event that the Board of Directors does not now expect, the persons voting the shares represented by Proxies solicited hereby may vote such shares for a reduced number of nominees. The election of the Director nominees requires the favorable vote of a plurality of all votes cast by the holders of the Corporation’s Common Stock at a meeting at which a quorum is present. Broker non-votes and Proxies marked “Withhold Authority” will not be counted toward the election of Directors or toward the election of individual nominees specified in the form of Proxy and, thus, will have no effect other than that they will be counted for establishing a quorum.

The following information concerning each nominee and each Director continuing in office is based in part on information received from the respective nominees and Directors and in part from the Corporation’s records.

		First
	Principal Occupation During Past Five Years	Became
Name of Nominee or Director	and Age as of October 20, 2008	Director

Nominees For Election As Director (If Amendments are Adopted, Term Expiring in 2009) (If Amendments are not Adopted, Term Expiring in 2011)

David G. Birney(1)(2)	Retired; formerly, President and Chief Executive Officer of Solvay America, Inc. (chemicals, plastics and pharmaceuticals), 2001-2006; and President and Chief Executive Officer of Solvay Polymers, Inc. (plastics), 1987-2000; Age 65.	2006
John B. Yasinsky(1)(2)(3)	Retired; formerly, Chairman and Chief Executive Officer of Omnova Solutions, Inc. (decorative and building products and performance chemicals), 1999-2001; and Chairman, President and Chief Executive Officer of GenCorp., Inc. (aerospace, automotive, chemicals and plastics), 1995-1999; Age 69.	2000

Class II Directors Continuing In Office (Term Expiring in 2009)

Howard R. Curd(1)(3)(4)	Chairman of the Board and Chief Executive Officer of Uniroyal Engineered Products, LLC (plastic vinyl coated fabrics) since 2003; formerly, Chairman and Chief Executive Officer of Uniroyal Technology Corporation (compound semiconductors, plastic vinyl coated fabrics and specialty chemical), 1992-2003; Age 69.	2006
James S. Marlen(1)(4)	Chairman of the Board of Ameron International Corporation (construction and industrial manufacturing) since 1995; President and Chief Executive Officer of Ameron International Corporation since 1993; formerly, Vice President, GenCorp., Inc. (aerospace, automotive, chemicals and plastics); and President, GenCorp. Polymer Products (a subsidiary of GenCorp., Inc.), 1988-1993; Age 67.	1995
Michael A. McManus(2)(3)	President and Chief Executive Officer of Misonix, Inc., (medical devices) since 1998; formerly, President and Chief Executive Officer of New York Bancorp Inc., 1991-1998; Age 65.	2006
Ernest J. Novak(2)(4)	Retired; formerly, Partner of Ernst & Young LLP (public accounting), 1980-2003, including most recently, Managing Partner of certain domestic offices, 1986-2003; Age 63.	2003

		First
	Principal Occupation During Past Five Years	Became
Name of Nominee or Director	and Age as of October 20, 2008	Director

Class III Directors Continuing In Office (Term Expiring in 2010)

Michael Caporale, Jr.(4)	Retired; formerly, President and Chief Executive Officer of Associated Materials, Inc. (manufacturer and distributor of exterior building products), 2002-2006; President and Chief Executive Officer of Associated Materials Holdings, Inc. (direct parent of Associated Materials, Inc.), 2002-2006; and President and Chief Executive Officer of AMI Holdings, Inc. (direct parent of Associated Materials Holdings, Inc.), 2004-2006; Age 57.	2008
Joseph M. Gingo(3)(5)	President and Chief Executive Officer of the Corporation since 2008; formerly, Executive Vice President, Quality Systems and Chief Technical Officer of The Goodyear Tire & Rubber Company (tire and rubber manufacturing), 2003-2007; Senior Vice President of Technology and Global Products Planning of The Goodyear Tire & Rubber Company, 1999-2003; Vice President and General Manager of The Goodyear Tire & Rubber Company’s Engineered Products business unit, 1998-1999; and Vice President of The Goodyear Tire & Rubber Company’s Asia operations, 1995-1998; Age 63.	2000
Lee D. Meyer(3)(4)	Consultant to various investment firms and to Ply Gem Industries, Inc. (building products manufacturer) since 2006; formerly, President and Chief Executive Officer of Ply Gem Industries, Inc. (building products manufacturer), 2002-2006; Age 59.	2008
James A. Mitarotonda(3)(5)	Chairman of the Board, President and Chief Executive Officer of Barington Capital Group, L.P. (an investment firm) since 1991; formerly, President and Chief Executive Officer of Dynabazaar, Inc. (now known as Sielox, Inc.) from January 2004 to December 2004 and from May 2006 to April 2007; Co-Chief Executive Officer and Co-Chairman, from April 2003 until May 2004, and sole Chief Executive Officer, from May 2004 until October 2004, of LQ Corporation, Inc. (merged with Dynabazzar, Inc.); and President and Chief Executive Officer of MM Companies, Inc. (now known as George Foreman Enterprises, Inc.), 2001-2004; Age 54.	2005

		First
	Principal Occupation During Past Five Years	Became
Name of Nominee or Director	and Age as of October 20, 2008	Director

Stanley W. Silverman(2)	Business advisor to private equity firms performing due diligence on acquisition candidates in the manufacturing and manufacturing services industries since 2007; President of Horizon Venture Group LLC (private company investor) since 2005; formerly, President and Chief Executive Officer of PQ Corporation (global chemical and engineered glass materials), 2000-2005; and Vice President and Chief Operating Officer of PQ Corporation, 1991-2000; Age 61.	2008

Non-Continuing Directors

Willard R. Holland(1)(2)(3)(4)(5)(6)	Retired; formerly, Chairman of the Board of FirstEnergy Corp. (electric utility), 1996-1999; President and Chief Executive Officer, FirstEnergy Corp., 1993-1999; Chairman of the Board and Chief Executive Officer of Pennsylvania Power Company (subsidiary of FirstEnergy Corp.), 1993-1999; Chief Operating Officer of Ohio Edison Company, 1991-1993; and Senior Vice President, Detroit Edison Company (electric utility), 1988-1991; Age 72.	1995
Peggy G. Miller(1)(4)	Retired; formerly, President, South Dakota State University, 1998-2006; Senior Fellow, National Center for Higher Education, 1996-1998; President, The University of Akron, 1992-1996; and Chancellor and Chief Executive Officer, Indiana University Northwest, 1984-1992; Age 71.	1994

(1)	Member of Nominating and Corporate Governance Committee

(2)	Member of Compensation Committee

(3)	Member of Special Strategic Committee (Mr. Gingo is a nonvoting member)

(4)	Audit Committee

(5)	Member of Executive Committee

(6)	Lead Independent Director

Mr. Birney is a director of Tronox, Inc. Mr. Marlen is a director of Ameron International Corporation. Mr. McManus is a director of American Home Mortgage Investment Corp., Novavax, Inc. and Misonix, Inc. Mr. Mitarotonda is a director of The Pep Boys — Manny, Moe & Jack and Griffon Corporation. Mr. Novak is a director of BorgWarner Inc. and FirstEnergy Corp. Mr. Silverman is a director of C&D Technologies, Inc. Mr. Yasinsky is a director of CMS Energy Corporation and Consumers Energy Co.

In August of 2002, Uniroyal Technical Corporation (“UTC”), of which Mr. Curd was Chairman and Chief Executive Officer, filed for reorganization under Chapter 11 of the Bankruptcy Code (11 U.S.C. 1101 et seq.). In October 2003, Mr. Curd purchased the assets of Uniroyal Engineered Products from UTC through a Section 363 sale process at which time Mr. Curd resigned from his positions with UTC and became Chairman and Chief Executive Officer of the acquiring company, Uniroyal Engineered Products, LLC.

Attendance at Meetings

The Board of Directors held 18 meetings during the year ended August 31, 2008. All incumbent Directors attended at least 75% of the total of all meetings of the Board of Directors and any committees thereof on which such Director served during the year. In accordance with the Corporation’s Corporate Governance Guidelines for the Board of Directors (the “Corporate Governance Guidelines”), Directors are expected to attend all meetings of the Board of Directors (although it is understood that, on occasion, a Director may not be able to attend a meeting). Directors are encouraged to attend the 2008 Annual Meeting. All of the members of the Board of Directors except Messrs. Meyer and Caporale, Jr., attended the 2007 Annual Meeting held on January 10, 2008.

CORPORATE GOVERNANCE

The Board of Directors has long followed, both formally and informally, corporate governance principles designed to assure that the Board, through its membership, composition and committee structure, is able to provide informed, competent and independent oversight of the Corporation.

Corporate Governance Guidelines

The Board of Directors has adopted the Corporate Governance Guidelines. These Corporate Governance Guidelines, which are available on the Corporation’s website at www.aschulman.com, are intended to assure that the Director qualifications, committee structure and overall Board processes provide good corporate governance and independent oversight of the Corporation’s management.

Director Independence

Under the corporate governance listing standards of The Nasdaq Stock Market LLC (sometimes referred to as “NASDAQ”) and the Corporate Governance Guidelines, a majority of the members of the Board of Directors must satisfy NASDAQ’s criteria for “independence.” The Board has determined that the Directors and Nominees named below, which are all the Directors other than Mr. Gingo, are independent under applicable NASDAQ standards for the fiscal year ending August 31, 2008.

David G. Birney	James S. Marlen	Michael A. McManus, Jr.
Michael Caporale, Jr.	Lee D. Meyer	Ernest J. Novak, Jr.
Howard R. Curd	Dr. Peggy Miller	Stanley W. Silverman
Willard R. Holland	James A. Mitarotonda	John B. Yasinsky

Board Committees

The Board of Directors has established the following standing Committees: (1) Executive Committee; (2) Audit Committee; (3) Compensation Committee; and (4) Nominating and Corporate Governance Committee. Additionally, during fiscal 2008, the Board of Directors established a temporary Special Strategic Committee in order to explore strategic alternatives to maximize shareholder value.

Executive Committee

The Executive Committee is authorized to act on behalf of the Board of Directors on all corporate actions for which applicable law does not require participation by the full Board of Directors. In practice, the Executive Committee acts in place of the full Board of Directors only when emergency issues or scheduling makes it difficult or impracticable to assemble the full Board of Directors. All actions taken by the Executive Committee must be reported at the next Board meeting. The Executive Committee consists of Messrs. Gingo, Holland and Mitarotonda. The Executive Committee held no formal meetings during the year ended August 31, 2008.

Audit Committee

The Audit Committee operates under a written charter that reflects the corporate governance principals advocated by the SEC and the rules and listing standards of NASDAQ. The Audit Committee consists of Messrs. Novak (Chair), Caporale, Curd, Marlen, Meyer and Dr. Peggy Miller. The primary purposes of the Audit Committee are: (1) to assist the Board in fulfilling its responsibility to oversee the accounting and financial reporting processes of the Corporation, including the quality and integrity of the Corporation’s financial statements and other financial information provided by the Corporation to any governmental or regulatory body, the public or certain other users thereof; (2) to assist the Corporation in fulfilling its compliance with legal and regulatory requirements; (3) to analyze and review the qualifications, independence and performance of the Corporation’s independent registered public accounting firm; (4) to analyze and review the performance of the Corporation’s systems of internal accounting and financial controls; (5) to analyze and review the effectiveness of the Corporation’s processes of internal auditing; and (6) to monitor the Board and the Corporation’s independent registered public accounting firm in the annual independent audit of the Corporation’s financial statements and the effectiveness of its internal control over financial reporting. The functions performed by the Audit Committee include: (i) reviewing the financial statements with management and the Corporation’s independent registered public accounting firm before publication; (ii) reviewing with management and the Corporation’s independent registered public accounting firm significant financial reporting issues and judgments made in connection with the preparation of the Corporation’s financial statements; (iii) reviewing with the Chief Executive Officer (the “CEO”) and the Chief Financial Officer (the “CFO”) any issues pertaining to the certifications required to accompany the filing of the Corporation’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and any other information required to be disclosed in connection therewith; (iv) overseeing the Corporation’s internal accounting and financial controls; (v) reviewing legal matters that may have a material impact on the Corporation’s financial statements or the Corporation’s compliance policies; (vi) establishing procedures for the proper handling of complaints concerning accounting or auditing matters; (vii) considering the scope of non-audit services to be performed by the Corporation’s independent registered public accounting firm; (viii) reviewing and approving in advance the annual audit plan and scope of work to be performed by the independent registered public accounting firm; (ix) overseeing the appointment, compensation, retention and independence of the Corporation’s independent registered public accounting firm; (x) pre-approving all auditing services and permitted non-audit services to be performed for the Corporation by the independent registered public accounting firm; and (xi) reviewing all transactions that are required to be reported under item 404(a) of Regulation S-K. Additionally, the Audit Committee oversees the Corporation’s program to comply with Section 404 of Sarbanes-Oxley, which requires the Corporation to establish, maintain and assess adequate internal control structures and procedures for financial reporting.

NASDAQ rules require each member of the Audit Committee to be able to read and understand financial statements. The Corporation believes that each member of the Audit Committee as constituted satisfies this requirement. Members of the Committee rely, without independent verification, on the information provided to them and on the representations made by management and the Corporation’s independent registered public accounting firm, although each member of the Audit Committee has the authority to engage and determine funding for independent advisors as deemed necessary. Furthermore, the Audit Committee’s considerations and discussions do not assure that the audit of the Corporation’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States), that the financial statements are presented in accordance with the accounting principles generally accepted in the United States or that the Corporation’s independent registered public accounting firm is in fact “independent.” A more complete description of these and other Audit Committee functions is contained in the Audit Committee’s Charter, a copy of which is available on the Corporation’s website at www.aschulman.com.

The Audit Committee held a total of six meetings during the year ended August 31, 2008. The Audit Committee reviewed with PricewaterhouseCoopers LLP and management the Corporation’s interim financial results prior to the filing of each of the Corporation’s Quarterly Reports on Form 10-Q. The Board has determined that each of the members of the Audit Committee is independent as defined under Rule 4200(a)(15) and Rule 4350(d) of the NASDAQ listing standards. The Board has also determined that the Chair of the Audit Committee, Ernest J. Novak, is an “audit committee financial expert” as defined in regulations adopted by the SEC.

Compensation Committee

The primary purpose of the Compensation Committee is to supervise and, to the extent consistent with the Corporate Governance Guidelines, exercise the powers of the Board of Directors with respect to overseeing the use of corporate assets in compensating executive officers. The Compensation Committee consists of Messrs. Yasinsky (Chair), Birney, Holland, McManus, Novak and Silverman. The Compensation Committee has overall responsibility for executive succession planning (except for the CEO, which is the responsibility of the Nominating and Corporate Governance Committee), management development and approving and evaluating the incentive compensation plans, policies and programs of the Corporation. As set forth in the Compensation Committee’s charter, the functions to be performed by the Compensation Committee include: (1) setting the salary and other compensation of the CEO and the other executive officers of the Corporation; (2) reviewing incentive compensation pools for the Corporation prior to the annual determination of individual cash and equity-based incentive awards; (3) approving all employment, change-in-control and severance agreements, as well as all annuity contracts and benefit or perquisite plans or programs (other than broad-based employee plans or programs), which are proposed for executive officers and certain managers; (4) periodically reviewing the Corporation’s compensation programs and policies to align them with the Corporation’s annual and long-term goals and the interests of the stockholders; and (5) administering, implementing and interpreting the Corporation’s long-term incentive plans, including stock option, restricted stock, stock appreciation right, performance incentives, and similar plans and arrangements. The Compensation Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to one or more members of the Committee; provided, however, that such members must conduct business in accordance with the Committee charter. In addition, the Compensation Committee may delegate to the CEO, or another designee, the authority to approve salary and other compensation for employees below the executive officer level in accordance with overall pools, policy guidelines and limits approved by the Committee. Pursuant to its charter, the Compensation Committee has the authority to retain special counsel, compensation consultants and other experts, as it deems appropriate, to carry out its functions and to approve the retention terms for any such counsel, consultants or experts. A more complete description of these and other Compensation Committee functions is contained in the Compensation Committee’s charter, which is available on the Corporation’s website at www.aschulman.com and in the Compensation Discussion and Analysis section of this Proxy Statement, beginning on page [  ].

The Compensation Committee held 11 meetings during the fiscal year ended August 31, 2008. The Board has determined that each of the members of the Compensation Committee is independent as defined under Rule 4200(a)(15) of the NASDAQ listing standards.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is, or has been, an employee or officer of the Corporation. There are no interlocking relationships between the Corporation and other entities that might affect the determination of the compensation of the Corporation’s executive officers.

Nominating and Corporate Governance Committee

The primary purposes of the Nominating and Corporate Governance Committee are to identify individuals qualified to become Directors, recommend to the Board the candidates for election by stockholders or appointment by the Board to fill a vacancy, recommend to the Board the composition and Chairs of Board committees, develop and recommend to the Board guidelines for effective corporate governance and to lead an annual review of the performance of the Board and each of its committees. The Nominating and Corporate Governance Committee consists of Dr. Peggy Miller (Chair) and Messrs. Birney, Curd, Holland, Marlen and Yasinsky. A more complete description of these and other Nominating and Corporate Governance Committee functions is contained in the Nominating and Corporate Governance Committee’s charter, which is available on the Corporation’s website at www.aschulman.com.

In its role as the nominating body for the Board, the Nominating and Corporate Governance Committee reviews the credentials of potential Director candidates (including potential candidates recommended by stockholders), conducts interviews and makes formal recommendations to the Board for the annual election or interim appointment of Directors. In making its recommendations, the Nominating and Corporate Governance Committee considers a variety of factors, including whether the individuals have demonstrated achievements in business, education or public service. In addition, the Committee considers whether candidates for Director possess the requisite intelligence, education and experience to make a significant contribution to the membership of the Board of Directors and bring a range of skills, diverse perspectives and backgrounds to the deliberations of the Board. The Board of Directors Candidate Guidelines are attached to the Corporate Governance Guidelines, a copy of which is available on the Corporation’s website at www.aschulman.com. The Committee also considers whether candidates possess the highest ethical standards and a strong sense of professionalism, are prepared to serve the interests of all the stockholders and are able to make themselves available to the Board of Directors in the fulfillment of their duties. For those Director candidates who are also employees of the Corporation, the Committee considers members of the executive management of the Corporation who have or are in the position to have a broad base of information about the Corporation and its business. The Committee has in the past engaged a professional search firm (to which it paid a fee) to assist in identifying and evaluating potential nominees, and may do so again in the future.

The Nominating and Corporate Governance Committee will consider recommendations for nomination to stand for election as Directors those persons who are recommended to it in writing by any stockholder in accordance with the procedures for Stockholders to Recommend Candidates for Directors (which are available on the Corporation’s website at www.aschulman.com). Any stockholder wishing to recommend an individual to be considered by the Committee as a nominee for election as a Director should send a signed letter of recommendation to the following address: A. Schulman, Inc., 3550 West Market Street, Akron, Ohio 44333, Attention: Chair of the Nominating and Corporate Governance Committee, c/o Corporate Secretary. Recommendation letters must state the reasons for the recommendation and contain the full name and address of each proposed nominee, as well as a brief biographical history setting forth past and present directorships, employments, occupations and civic activities. Any such recommendation should be accompanied by a written statement from the proposed nominee consenting to be named as a candidate and, if nominated and elected, consenting to serve as a Director. The Corporation may also require a candidate to furnish additional information regarding his or her eligibility and qualifications. The Nominating and Corporate Governance Committee does not intend to evaluate candidates proposed by stockholders differently than it evaluates candidates that are suggested by Board members, executive officers or other sources.

The Nominating and Corporate Governance Committee held six meetings during the fiscal year ended August 31, 2008. The Board has determined that each of the members of the Nominating and Corporate Governance Committee is independent as defined under Rule 4200(a)(15) of the NASDAQ listing standards.

Special Strategic Committee

In accordance with the Corporation’s 2007 Agreement with a group of investors led by Barington Capital Group, L.P. (collectively, the “Barington Group”), the Board of Directors created a Special Strategic Committee during 2008, in order to explore strategic alternatives to maximize and improve stockholder value, including, without limitation, a strategic acquisition, merger or sale of the Corporation. The Special Strategic Committee consists of Messrs. Curd (Chair), Holland, Meyer, McManus, Mitarotonda and Yasinsky, with Mr. Gingo serving as a nonvoting member. Consistent with its mandate, the Special Strategic Committee held approximately 10 meetings during 2008, in order to review and evaluate the strategic options available to the Corporation. During 2008, the Special Strategic Committee retained the services of UBS AG to act as the Committee’s financial advisor and to identify potential partners for a strategic transaction. Pursuant to its retention mandate, UBS AG identified a potential partner during the course of 2008, resulting in discussions that reached the point of a tentative offer to purchase the Corporation. However, upon evaluation of the proposed offer, the Special Strategic Committee unanimously concluded that the offer was inadequate and the other party declined the opportunity to negotiate or make an improved offer. During 2009, the Special Strategic Committee will continue to meet and pursue all strategic options available to the Corporation.

Code of Conduct

The Board of Directors has adopted a Code of Conduct, available on the Corporation’s website at www.aschulman.com, applicable to the Corporation’s employees, officers and Directors. To further assure compliance, the Corporation maintains a worldwide hotline that allows employees to report confidentially any suspected violation of its Code of Conduct. The Corporation intends to satisfy the disclosure requirements regarding an amendment to or a waiver from a provision of its code of ethics that applies to the Corporation’s executive officers by posting such information on its website at www.aschulman.com.

Executive Sessions

Executive sessions of non-management Directors are regularly held after each meeting of the Board of Directors, including meetings during the fiscal year ended August 31, 2008.

Stockholder Communications with the Board of Directors

Stockholders may send communications to the Board of Directors by mail or courier delivery addressed as follows: A. Schulman, Inc., c/o  Corporate Secretary, 3550 West Market Street, Akron, Ohio 44333. In general, the Secretary will forward all such communications to the Chair of the Nominating and Corporate Governance Committee. The Committee Chair in turn determines whether the communication should be forwarded to other members of the Board and, if so, forwards them accordingly. However, for communications addressed to a particular member of the Board or the Chair of a particular Board Committee, the Secretary forwards those communications directly to the Board member so addressed.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information as of October 20, 2008 (except as otherwise indicated by footnote) regarding the beneficial ownership of shares of Common Stock by each Director and Nominee, by each named executive officer, by all Directors and executive officers as a group, and by each person known to the Corporation to own 5% or more of its Common Stock. Unless otherwise indicated, each beneficial owner has sole power to vote and dispose of the number of shares set forth in the table:

	Total Beneficial	Percent of
Name	Ownership(1)(2)	Outstanding

Directors, Executive Officers and Nominees
Joseph M. Gingo	17,000	*
Paul F. DeSantis(3)	68,314	*
Jack B. Taylor	53,334	*
Bernard Rzepka	14,500	*
Walter Belderbos	7,000	*
Terry L. Haines	232,785	*
Barry A. Rhodes	10,000	*
David G. Birney(4)	9,500	*
Michael Caporale, Jr.	2,500	*
Howard R. Curd	10,500	*
Willard R. Holland	22,500	*
James S. Marlen	22,000	*
Michael A. McManus, Jr.	5,000	*
Lee D. Meyer	2,500	*
Dr. Peggy G. Miller	20,500	*
James A. Mitarotonda(5)	2,374,454	9.1%
Ernest J. Novak, Jr.	14,700	*
Stanley W. Silverman	3,000	*
John B. Yasinsky(6)	21,500	*
All Directors and Executive Officers as a group (21 persons)	2,923,587	11.1%
5% Or Greater Stockholders
Temujin Fund Management, LLC(7)	2,307,825	8.8%
Thales Fund Management, LLC, Marek T. Fludzinski and Marco Battaglia
Dimensional Fund Advisors L.P.(8)	2,600,499	9.9%
1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401
Barington Companies Equity Partners, L.P.(9)	2,374,454	9.1%
Barington Companies Offshore Fund, Ltd., Barington Investments, L.P., LNA Capital Corp., Barington Capital Group, L.P., Barington Companies Advisors, LLC, Barington Companies Investors, LLC, Barington Offshore Advisors II, LLC and James A. Mitarotonda

Barclays Global Investors, NA(10)	1,705,600	6.5%
Barclays Global Fund Advisors, Barclays Global Investors, Ltd; Barclays Global Investors Japan Trust and Banking Company Limited, Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited, and Barclays Global Investors AG

*	Less than 1% of the shares outstanding, based on 26,132,897 shares of Common Stock outstanding on October 20, 2008.

(1)	Includes the following number of shares that are not owned, but can be purchased within 60 days upon the exercise of options granted under the Corporation’s 1992 Non-Employee Directors’ Stock Option Plan, 2002 Equity Incentive Plan and/or the 2006 Incentive Plan: 130,001 by Mr. Haines; 40,000 by Mr. DeSantis; 12,000

by Mr. Rzepka; 8,334 by Mr. Taylor; 6,000 by each of Messrs. Holland, Yasinsky and Dr. Miller; 4,500 by Mr. Marlen; and 212,835 by all Directors and executive officers as a group.

(2)	Includes the following number of restricted shares of Common Stock awarded under the Corporation’s 1992 Non-Employee Directors’ Stock Option Plan, 2002 Equity Incentive Plan and/or 2006 Incentive Plan: 24,000 by Mr. DeSantis; 8,667 by each of Messrs. Holland, Marlen, Novak, Yasinsky and Dr. Peggy Miller; 6,167 by each of Messrs. Birney, Gingo and Mitarotonda; 4,167 by each of Messrs. Curd and McManus, Jr.; 2,500 by each of Messrs. Caporale, Jr., Meyer and Silverman; and 116,670 for all Directors and executive officers as a group. Directors and executive officers have the power to vote, but not dispose, of these restricted shares of Common Stock.

(3)	Mr. DeSantis owns his shares jointly with his spouse, and he has shared voting and dispositive power with respect to such shares.

(4)	Mr. Birney owns 2,833 shares jointly with his spouse, and he has shared voting and dispositive power with respect to such shares.

(5)	Includes 680,410 shares of Common Stock held directly by Barington Companies Equity Partners, L.P. (“Barington”), 1,202,331 shares held directly by Barington Companies Offshore Fund, Ltd. (“Barington Fund”) and 484,713 shares held directly by Barington Investments, L.P. (“Barington Investments”). Barington, Barington Fund and Barington Investments each may be deemed to have sole power to vote and dispose of the shares it beneficially owns. Mr. Mitarotonda is the sole stockholder and director of LNA Capital Corp. (“LNA”), which is the general partner of Barington Capital Group, L.P. (“Barington Capital”), which is the majority member of Barington Companies Advisors, LLC (“Barington Advisors”), Barington Companies Investors, LLC (“Barington Investors”) and Barington Offshore Advisors II, LLC (“Barington Offshore”). Barington Investors is the general partner of Barington. Barington Investors may be deemed to have sole power to vote and dispose of the shares owned by Barington. Barington Advisors is the general partner of Barington Investments. Barington Advisors may be deemed to have sole power to vote and dispose of the shares owned by Barington Investments. Barington Offshore is the investment advisor of Barington Fund. Barington Offshore may be deemed to have sole power to vote and dispose of the shares owned by Barington Fund. In addition, Mr. Mitarotonda, LNA and Barington Capital each may be deemed to have sole power to vote and dispose of the shares owned by Barington, Barington Fund and Barington Investments. Mr. Mitarotonda disclaims beneficial ownership of any such shares except to the extent of his pecuniary interest therein.

(6)	Mr. Yasinsky owns 2,000 shares jointly with his spouse, and he has shared voting and dispositive power with respect to such shares.

(7)	As reported in a Schedule 13G/A filed with the SEC on February 11, 2008, Temujin Fund Management, LLC (“Temujin Management”), Thales Fund Management, LLC (“Thales”), Marek T. Fludzinski and Marco Battaglia beneficially own, in the aggregate, 2,307,825 shares of Common Stock. According to the Schedule 13G/A, Temujin Management is an investment advisor to Temujin Holdings, Ltd. (“Temujin Holdings”) with respect to the shares of Common Stock directly owned by Temujin Holdings, which is jointly owned by Thales, which serves as investment manager to Temujin Holdings, Marek T. Fludzinski (the CEO and Chairman of Thales) and Marco Battaglia, who serves as CEO and Chief Investment Officer of Temujin Management. The principal business address for each of Temujin Management, Thales and Messrs. Fludzinski and Battaglia is 140 Broadway, 45th Floor, New York, New York 10005.

(8)	As reported in a Schedule 13G/A filed with the SEC on February 6, 2008, Dimensional Fund Advisors LP. (“Dimensional”) is the beneficial owner of, has the sole power to vote or direct the voting of, and the sole power to dispose or direct the disposition of, an aggregate of 2,600,499 shares of Common Stock. According to the Schedule 13G/A, Dimensional is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, which furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (the “Funds”). As reported in the Schedule 13G/A, Dimensional possesses investment and/or voting power over the Common Stock owned by the Funds, and may be deemed to be the beneficial owner of such shares. However, all such shares are owned by the Funds, and Dimensional disclaims beneficial ownership of such shares in its Schedule 13G/A.

(9)	As reported in a Schedule 13D/A filed with the SEC on September 15, 2008, Barington, Barington Fund, Barington Investments, Barington Advisors, Barington Investors, Barington Offshore, Barington Capital, LNA and Mr. Mitarotonda beneficially own, in the aggregate, 2,374,454 shares of Common Stock. As disclosed in the Schedule 13D/A, Barington beneficially owns 680,410 shares, Barington Fund beneficially owns 1,202,331 shares and Barington Investments beneficially owns 484,713 shares. Mr. Mitarotonda also beneficially owns 7,000 shares of Common Stock, 6,167 of which are restricted, granted to him under the 2002 Equity Incentive Plan and 2006 Incentive Plan. Mr. Mitarotonda is the sole stockholder and director of LNA, which is the general partner of Barington Capital, which is the majority member of Barington Advisors, Barington Investors and Barington Offshore. Barington Investors is the general partner of Barington. Barington Investors may be deemed to have sole power to vote and dispose of the shares owned by Barington. Barington Advisors is the general partner of Barington Investments. Barington Advisors may be deemed to have sole power to vote and dispose of the shares owned by Barington Investments. Barington Offshore is the investment advisor of Barington Fund. Barington Offshore may be deemed to have sole power to vote and dispose of the shares owned by Barington Fund. In addition, Mr. Mitarotonda, LNA and Barington Capital each may be deemed to have sole power to vote and dispose of the shares owned by Barington, Barington Fund and Barington Investments. Mr. Mitarotonda disclaims beneficial ownership of any such shares except to the extent of his pecuniary interest therein. Mr. Mitarotonda has sole voting power, but not dispositive power, with respect to the 6,167 shares of restricted Common Stock beneficially owned by him. The principal business address for each of Barington, Barington Investments, Barington Investors, Barington Advisors, Barington Capital, Barington Offshore, LNA and Mr. Mitarotonda is 888 Seventh Avenue, 17th Floor, New York, NY 10019. Barington Fund’s principal business address is c/o Bison Financial Services Limited, Bison Court, Road Town, Tortola, British Virgin Islands.

(10)	As reported in a Schedule 13G filed with the SEC on January 10, 2008, Barclays Global Investors, NA, Barclays Global Fund Advisors, Barclays Global Investors, Ltd., Barclays Global Investors Japan Trust and Banking Company Limited, Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited, and Barclays Global Investors AG, beneficially own, in the aggregate, 1,705,600 shares of Common Stock. As disclosed in Schedule 13G, Barclays Global Investors, NA beneficially owns 823,245 shares, Barclays Global Fund Advisors beneficially owns 853,738 shares and Barclays Global Investors, Ltd. beneficially owns 28,617 shares. The principal business address of Barclays Global Investors, NA and Barclays Global Fund Advisors is 45 Freemont Street, San Francisco, CA 94105. The principal business address of Barclays Global Investors, Ltd. is 1 Royal Mint Court, London EC3N 4HH England. The principal business address of Barclays Global Investors Japan Trust and Banking Company Limited and Barclays Global Investors Japan Limited is Ebisu Prime Square Tower, 8th Floor, 1-1-39 Hiroo Shibuya-Ku, Tokyo 150-8402 Japan. The principal address of Barclays Global Investors Canada Limited is Brookfield Place, 161 Bay Street, Suite 2500, P.O. Box 614, Toronto, Canada, Ontario M5J 2S1. The principal address of Barclays Global Investors Australia Limited is Level 43, Grosvenor Place, 225 George Street, P.O. Box N43, Sydney, Australia NSW 1220. The principal address of Barclays Global Investors AG is Apianstrasse 6 D-85774, Unterfohring, Germany.

Equity Compensation Plan Information

The Corporation’s 2006 Incentive Plan authorizes the Corporation to issue stock to its employees and non-employee Directors in exchange for consideration in the form of goods or services. The 2006 Incentive Plan authorizes the Corporation to issue up to 3,472,686 of its shares to participants. Awards are also outstanding under the Corporation’s 1992 Non-Employee Directors’ Stock Option Plan and 2002 Equity Incentive Plan (collectively with the 2006 Incentive Plan, the “Equity Plans”). Information, as of August 31, 2008, on outstanding awards under all of the Corporation’s Equity Plans, and information on awards available for grant under the 2006 Incentive Plan, is set forth in the table below:

(c)
	(a)		Number of Securities
	Number of Securities	(b)	Remaining Available for
	to be Issued	Weighted-Average	Future Issuance Under Equity
	Upon Exercise of	Exercise	Compensation Plans
	Outstanding	Price of Outstanding	(Excluding Securities
	Options, Warrants	Options,	Reflected in Column
Plan Category	and Rights(1)	Warrants and Rights	(a)

Equity compensation plans approved by security holders	809,268(2)	$19.12(3)	2,812,407
Equity compensation plans not approved by security holders	N/A	N/A	N/A

Total	809,268	19.12	2,812,407

(1)	The outstanding options do not have dividend equivalent rights and are not transferable for value.

(2)	Amount includes 44,235 shares of performance-based restricted stock and 197,786 performance shares granted pursuant to the 2006 Incentive Plan, the vesting of which is contingent upon corporate performance, which shall be measured by evaluating the total shareholder returns of the Corporation’s Common Stock relative to a peer group during the applicable performance period.

(3)	The weighted average exercise price does not account for awards of performance-based restricted stock or performance shares, as described in footnote (2).

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis describes the Compensation Committee’s executive compensation philosophy, objectives and programs, and explains the basis on which fiscal year 2008 compensation determinations were made by the Compensation Committee with respect to the executive officers who are identified in the Summary Compensation Table (“Named Executive Officers”) located on page [  ]. For purposes of this discussion, references to “we,” “our” and “us” refer to the Corporation.

Compensation Committee Governance

The compensation program for our Named Executive Officers is overseen by the Compensation Committee of the Board of Directors. Compensation Committee members are appointed by the Board and meet the independence and other requirements of NASDAQ rules and other applicable laws and regulations. As described on page [  ] of this Proxy Statement, the duties of the Compensation Committee include, among other things: (1) determining the base salary levels and bonuses for our Named Executive Officers; (2) approving the design and awards of all other elements of our executive compensation program; (3) evaluating the performance of our Named Executive Officers; (4) executive officer succession planning; and (5) addressing other matters related to executive compensation. The Compensation Committee meets as necessary to enable it to fulfill its responsibilities. The Chair of the Compensation Committee is responsible for the leadership of the Committee, presiding over Committee meetings, making Committee assignments, reporting the Committee’s actions to our Board of Directors from time to time and, with the assistance of management, setting the agenda for Committee meetings. The members of the Compensation Committee and the Committee’s specific functions are described in further detail on page [  ] of this Proxy Statement, and the Compensation Committee Charter is posted on our website at www.aschulman.com.

Compensation Philosophy and Objectives

In determining the amount and composition of executive compensation, the Compensation Committee’s goal is to provide a pay for performance compensation package that will enable us to: (1) attract and retain talented executives; (2) reward outstanding individual and corporate performance; and (3) link the interests of our executive officers to the interests of our stockholders, with the ultimate goal of improving stockholder value. The Compensation Committee’s overall pay strategy is to provide a median market compensation opportunity for our Named Executive Officers at their targeted performance levels. The Compensation Committee attempts to align executive compensation with stockholders’ interests through the use of performance-based, at-risk compensation pay for a significant portion of each Named Executive Officer’s total compensation. Additionally, the Compensation Committee seeks to achieve executive retention through the use of a balance of pay mix and long-term equity vehicles. In order to emphasize pay that is dependent on performance and aligned with stockholder interests, we have adopted the following pay strategy:

•	Position base salaries between the 40th and 50th percentile of peer market levels;

•	Provide a median target annual incentive opportunity, with upside and downside leverage depending on actual corporate and personal performance; and

•	Position target long-term incentive opportunities between the 50th and 60th percentile of peer market levels in order to enhance alignment with stockholders.

In determining actual compensation levels for our Named Executive Officers, the Compensation Committee considers all elements of the compensation program in total and also evaluates whether the individual elements of our compensation program are reflective of current market practices and our stated compensation philosophy. The Compensation Committee believes that offering performance-based, market-comparable pay opportunities to our Named Executive Officers, bearing in mind our relative size and performance, allows us to maintain a stable, successful management team.

The Compensation Committee has full discretion to adjust our compensation program, or any element thereof, at any time. It has been the practice of the Compensation Committee to discuss its compensation determinations with respect to the CEO with the full Board of Directors and to have the full Board of Directors (other than the CEO) approve such decisions. At times, however, the Board of Directors may adjust certain elements of our executive compensation program outside of the Compensation Committee’s recommendations.

Compensation Consultants

Mercer, Inc.

As permitted by the Compensation Committee Charter, the Compensation Committee retained Mercer, Inc. (“Mercer”) as its outside compensation consultant during the first and second quarters of fiscal 2008. Specifically, the Compensation Committee engaged Mercer to assist in the evaluation of compensation levels and program design for fiscal 2008, and to provide the Compensation Committee with market trend information and compensation recommendations. Additionally, Mercer was engaged to help the Compensation Committee address specific compensation-related considerations surrounding our CEO transition, which are further detailed on page [     ] of this Proxy Statement. During the first and second quarters of fiscal 2008, the Compensation Committee determined the scope of work to be performed by its outside consultant, and worked with Mercer to establish the Corporation’s fiscal 2008 compensation levels and objectives.

Towers Perrin Inc.

During the third quarter of fiscal 2008, the Compensation Committee evaluated the service levels of its outside compensation consultant and decided to request and evaluate proposals from different compensation consulting firms. After reviewing various proposals and interviewing consultant candidates, the Compensation Committee engaged Towers Perrin Inc. (“Towers Perrin”) as its outside compensation consultant for the remainder of fiscal 2008. Specifically, the Compensation Committee retained Towers Perrin to conduct a complete review of our compensation policies and programs and to provide the Committee with substantive recommendations regarding our compensation structure. Pursuant to the Compensation Committee Charter, the Compensation Committee has the sole authority to retain and terminate its outside compensation consultant.

Pursuant to its retention mandate, Towers Perrin undertook an evaluation of our compensation polices and programs during the third and fourth quarters of fiscal 2008. As part of this evaluation, Towers Perrin conducted an in-depth review of our compensation components and evaluated current market trend data. In particular, Towers Perrin: (1) reviewed our fiscal 2008 peer group and recommended changes to this group; (2) analyzed our financial performance during the past five years relative to our current peer group; (3) evaluated the pay-for-performance components of our annual bonus and long-term incentive programs; and (4) assessed the competitiveness of our total compensation program relative to current market practices.

As a result of the Towers Perrin evaluation and subsequent recommendations, the Compensation Committee has approved changes to certain elements of our compensation program for fiscal 2009, which are described throughout the remainder of this Compensation Discussion and Analysis. It is the opinion of the Compensation Committee that the changes implemented for fiscal 2009 will provide us with a compensation program that creates enhanced alignment between executive compensation levels and the interests of our stockholders. Moreover, the Compensation Committee believes that this revised compensation framework establishes a compensation program that expands upon our strengths and is more reflective of current market practices.

Compensation Committee Delegation

Pursuant to the Compensation Committee Charter, the Committee may delegate its authority to subcommittees or to the Chair of the Compensation Committee when it deems such delegation appropriate and in our best interests. Additionally, pursuant to the Compensation Committee Charter, the Compensation Committee may delegate to the CEO, or other executive designee, the authority to approve salary and other compensation for employees below the executive officer level in accordance with overall pools, policy guidelines and limits approved by the Committee as appropriate. During fiscal 2008, the Compensation Committee made no subcommittee delegations.

Setting Executive Compensation

At its first two regularly scheduled meetings of each fiscal year (typically in September and October), the Compensation Committee: (1) evaluates the performance of the CEO for the prior fiscal year; (2) reviews the CEO’s evaluation of the performance of the other Named Executive Officers for the prior fiscal year; (3) determines whether our Named Executive Officers will receive bonuses for the prior fiscal year based on the achievement of corporate performance targets and their respective individual performance; and (4) establishes the components and levels of Named Executive Officer compensation (including the performance criteria for annual performance bonuses) for the current fiscal year. In the course of its deliberations, the Compensation Committee from time to time solicits the recommendations of our CEO and our other executive officers on various matters relating to executive compensation. However, the Compensation Committee makes all final determinations regarding the compensation program for the Named Executive Officers and, with respect to the CEO, seeks ratification of its decisions by the full Board of Directors.

2008 Peer Group

To assist the Compensation Committee in making compensation decisions, Mercer provided the Compensation Committee with competitive market data during the first and second quarters of fiscal 2008. This information compared our executive compensation practices to those of a specific group of comparison companies and compensation surveys. The peer group used for compensation comparison purposes was generally comprised of specialty chemical companies, including both similarly sized companies and other chemical and plastics manufacturers recognized as our broader competitors. The Compensation Committee reviews and approves the selection of companies used for compensation comparisons on an annual basis. In fiscal year 2008, the peer group consisted of the following 22 companies (the “2008 Peer Group”):

Albemarle Corporation	Lubrizol Corporation	Sensient Technologies Corporation
Arch Chemicals, Inc.	Minerals Technologies Inc.	Sigma-Aldrich, Inc.
Chemtura Corporation	Myers Industries Inc.	Spartech Corporation
Cytec Industries, Inc.	NewMarket Corporation	Stepan Company
Ecolab Inc.	OM Group, Inc.	Valhi, Inc.
Ferro Corporation	Omnova Solutions Inc.	Valspar Corporation
H.B. Fuller Co.	PolyOne Company
Int’l Flavors & Fragrances Inc.	RPM International Inc.

In addition to the use of peer group data, the Compensation Committee reviewed compensation survey data in order to ensure that our executive compensation program, as a whole, is competitive. For fiscal 2008, the compensation survey data consisted of U.S.-based manufacturing companies of a comparable size to our business. For fiscal 2008, the Compensation Committee’s general approach was to target executive officer pay opportunities at the median of the 2008 Peer Group and the compensation survey data.

2009 Peer Group

Upon the recommendation of Towers Perrin, the Compensation Committee has approved a revised peer group for fiscal 2009. Specifically, the Compensation Committee believes that it is appropriate to eliminate certain companies that differ substantially from our size and lines of business, and to include more corporations of similar geographic and market presence. The Compensation Committee believes that the modified peer group for fiscal 2009 will provide better representation of similarly situated corporations within our geographic footprint and provides a superior benchmark against which to evaluate our compensation policies. In fiscal 2009, our peer group will consist of the following 22 companies (the “2009 Peer Group”):

Albemarle Corporation	Hexcel Corporation	Solutia Inc.
Arch Chemicals, Inc.	Minerals Technologies Inc.	Stepan Company
Cabot Corporation	OM Group, Inc.	Tronox Incorporated
Chemtura Corporation	Omnova Solutions Inc.	Valhi, Inc.
Cytec Industries, Inc.	PolyOne Company	Valspar Corporation
Ferro Corporation	Rockwood Holdings, Inc.	W.R. Grace & Co.
H.B. Fuller Co.	RPM International Inc.
Hercules Incorporated	Spartech Corporation

Components of Executive Compensation

The key components of our executive compensation program, each of which is addressed separately below, are:

•	base salary;

•	annual bonuses;

•	long-term incentives; and

•	retirement and other benefits.

In determining an executive officer’s total compensation package, the Compensation Committee considers each of these key components individually and in the aggregate. The Compensation Committee attempts to establish an appropriate balance between cash and non-cash compensation, and between short-term and long-term compensation. The Compensation Committee annually reviews the data provided by its independent compensation consultant and the current facts and circumstances relating to our performance, in order to determine the appropriate mix of compensation for our Named Executive Officers.

Base Salaries

Base salaries are intended to reward executive officers based upon their roles with the Corporation and for their performance in those roles. The Compensation Committee reviews and approves each Named Executive Officer’s base salary annually. Base salaries for executive officers initially are determined by evaluating the officers’ respective levels of responsibility, prior experience and breadth of knowledge, and by taking into consideration internal equity issues and external pay practices. Determinations of base salary adjustments are driven primarily by competitive positioning and profitability, with the stated goal of maintaining executive officer salaries between the 40th and 50th percentile of market levels. For fiscal 2008, the base salary for each of our Named Executive Officers is provided in the Salary column of the Summary Compensation Table located on page [  ].

In April of 2008, the Compensation Committee eliminated most perquisites and personal benefits that previously had been extended to our North American executive officers, such as providing automobiles and related costs, and increased their base salaries as compensation for foregone benefits. In regards to North American Named Executive Officers, Mr. Gingo received a $32,000 base salary increase, while Mr. DeSantis received a $8,000 salary increase. No changes were made to the perquisites that have been provided to the European executive officers.

In setting our base salary range at the 40th — 50th percentile, the Compensation Committee believes that we are able to properly motivate our executive officers and fulfill our goals of rewarding outstanding performance and achieving executive retention. It is the opinion of the Compensation Committee that by setting base salary levels at competitive rates, our executive officers are rewarded for undertaking positions of leadership and provided with an incentive to continue working for us. However, as base salary compensation is not typically subject to reduction or forfeiture based on corporate performance, the Compensation Committee believes that it should comprise only one component of our overall pay philosophy and that a majority of our executive compensation structure should be comprised of at-risk components.

2008 Base Salary Positioning and Policy for 2009

Upon review of the salary comparison data provided to the Compensation Committee by Towers Perrin, the Compensation Committee determined that although the base salary positioning of Messrs. Gingo and DeSantis fell below our desired range, these salaries nonetheless accomplished the Compensation Committee’s stated positioning goals in fiscal 2008, as their salaries represented 88% and 83%, respectively, of the median salary for their comparable positions. However, in regards to Messrs. Taylor, Rzepka and Belderbos, the Compensation Committee determined that each of their respective base salaries exceeded our stated base salary positioning goals. During fiscal 2008, we undertook an extensive reorganization of corporate management within our North American operations, which resulted in the designation of Messrs. Taylor, Rzepka and Belderbos (all of which are involved in our European operations) becoming executive officers for the first time. Prior to fiscal 2008, the base salary compensation of Messrs. Taylor, Rzepka and Belderbos did not fall under the purview of the Compensation Committee.

As a result of the base salary positioning of our executive officers in fiscal 2008, the Compensation Committee has approved new base salary positioning policies for incumbent executive officers for fiscal 2009. Specifically, in fiscal 2009, the Compensation Committee will maintain its objective of positioning executive officers base salaries between the 40th and 50th percentile of our peer market, while simultaneously beginning the process of managing base salaries that exceed our peer market median back to our stated compensation range. Consequently, beginning in fiscal 2009, the Compensation Committee has approved that for all incumbent executive officers with base salaries that exceed our peer market median by more than 20%, such individuals will only be eligible to receive base salary increases if: (1) such increases are required pursuant to applicable law; or (2) such salary increases are warranted based upon outstanding personal performance.

Annual Bonuses

Our annual bonus program promotes our pay-for-performance philosophy by providing our Named Executive Officers with direct financial incentives in the form of annual cash bonuses based on our financial performance as well as individual performance. Annual bonus opportunities allow us to communicate specific goals that are of primary importance during the coming year and to motivate executive officers to achieve these goals. The annual bonus program is designed to reward our Named Executive Officers for the achievement of individual goals and performance targets that the Compensation Committee believes align the interests of our Named Executive Officers with the interests of our stockholders. The Compensation Committee seeks to provide each Named Executive Officer with a median annual bonus opportunity, as compared to our peers. Under the fiscal 2008 annual bonus program, the Compensation Committee established corporate and individual performance goals for each Named Executive Officer at the beginning of the year, including the threshold below which no bonus would be paid and the maximum cash bonus each executive would be eligible to receive.

2008 Bonus Targets

In October 2007, the Board of Directors, upon the approval of the Compensation Committee, established the target bonus awards (expressed as a percentage of base salary) for each of the Named Executive Officers (excluding Mr. Gingo who was not yet an employee) and established that each executive’s total bonus opportunity would be based upon the achievement of certain corporate performance metrics and individual performance. In regards to Mr. Gingo, the specific terms of his participation in our 2008 bonus plan were established in accordance with the terms of his employment agreement, as described under the caption Employment Agreement of Mr. Gingo on page [  ]. For fiscal 2008, the Board of Directors established the following target bonus opportunities for each Named Executive Officer:

2008 Target Bonus Opportunity
Named Executives Officer	(as a% of base salary)

Joseph M. Gingo	70%
Paul F. DeSantis	50%
Jack Taylor	50%
Bernard Rzepka	50%
Walter Belderbos	40%

In addition to establishing target bonus amounts for each Named Executive Officer, the Compensation Committee also established the respective weighting of corporate performance and personal performance for each Named Executive Officer. Pursuant to the terms of his employment agreement, the Compensation Committee established that for fiscal 2008, 100% of Mr. Gingo’s 2008 bonus opportunity would be based upon our corporate financial performance, with leverage ranging from zero to 150% of target. For Messrs. DeSantis, Taylor, Rzepka and Belderbos, the Compensation Committee determined that one-half of their respective total bonus award potential would be based on financial performance, with leverage ranging from zero to 150% of target, while the remaining one-half would be based upon the achievement of individual goals. For Messrs. Gingo and DeSantis, the Compensation Committee determined that the financial performance portion of their respective annual bonus opportunities would be measured by our consolidated worldwide operations. For Messrs. Taylor, Rzpeka and Belderbos, the Compensation Committee determined that the financial performance portion of their respective annual bonus opportunities would be based upon the performance of our European business segment. Potential bonus awards, measured by reference to threshold, target and maximum percentages of salary for each Named Executive Officer are disclosed in the Grant Of Plan Based Awards Table located on page [  ].

2008 Corporate Performance

For fiscal year 2008, the Compensation Committee selected the following performance metrics for evaluating corporate performance: (1) net income from operations or operating profit (excluding one-time or extraordinary items); (2) cash flows from operations; and (3) internal measurement of return on invested capital (“ROIC”). These measures of financial performance were selected by the Compensation Committee in order to focus the Named Executive Officers on the key drivers of stockholder value. Because net income and operating profit correlate strongly with the Corporation’s stock price, such measures were given relatively greater weight, as compared to cash flows from operations and ROIC. The Compensation Committee believes that its targets are challenging but achievable with successful management performance.

For fiscal 2008, the Corporation utilized its budgeting model to set the performance levels for each of the performance metrics. The Compensation Committee believes that achieving the budget requires strong management performance and is deserving of a “stretch bonus,” or 125% of the targeted award. In most years, the threshold bonus level is determined by the prior year’s performance. For 2008, however, the Compensation Committee determined that merely maintaining the 2007 level of performance would not have merited bonus compensation. As a result, the threshold performance level required for any bonus was set at 75% of the budget (which threshold level still significantly exceeded 2007 performance) and the target was determined to be the midpoint between the threshold and the budget. The maximum bonus level was set at 115% of the budget.

2008 Consolidated Worldwide Corporate Performance Goals (In Millions of U.S. Dollars)

Performance Target	Weight	2008 Actual	Payout

Net Income (excluding one-time or extraordinary items)	20%	$37.1	Target (20)%
Cash Flows From Operations	15%	$108.8	Maximum (22.5)%
ROIC	15%	9.8%	Target (15)%

Total			57.5%

2008 Performance Goals — European Business Segment (In Millions of U.S. Dollars(1))

Performance Target	Weight	2008 Actual	Payout

Operating Profit (excluding one-time or extraordinary items)	20%	$98.05	Target (20)%
Cash Flows From Operations	15%	$169.61	Maximum (22.5)%
ROIC	15%	21.1%	Target (15)%

Total			57.5%

(1)	Amounts translated from Euros to U.S. Dollars using a 12-month weighted average of 1.497.

Based upon our 2008 consolidated worldwide corporate performance and 2008 European performance, each Named Executive Officer (excluding Mr. Gingo) received 57.5% of their total target bonus opportunity. Because Mr. Gingo’s bonus was based entirely on financial performance, his bonus was 115% of his target opportunity.

2008 Personal Performance

The remaining one-half of the 2008 bonus potential for each Named Executive Officer (excluding Mr. Gingo) was based upon their respective individual performance, as measured against various personal goals established by the CEO and approved by the Compensation Committee. In general, such personal goals focus on the successful implementation of primary corporate goals for the fiscal year, and may include particular or general objectives for areas of responsibility. The Compensation Committee reviews the CEO’s evaluation of whether each personal goal has been achieved, and each Named Executive Officer’s contribution to achieving such goals. The Compensation Committee believes that these personal goals can be achieved each year.

In fiscal 2008, Mr. Gingo determined that the personal goals for Messrs. DeSantis, Taylor, Rzepka and Belderbos should not only reflect each executive’s individual performance, but should also be directly tied to our current restructuring and working capital initiatives. Consequently, Mr. Gingo established that a major component of each executive’s personal performance bonus opportunity would be dependent upon the achievement of our target goals in the areas of net income or operating profit and cash flow, with each metric being measured using the same performance evaluators (i.e. worldwide consolidated financial performance or European segment performance) as under the financial performance portion of our annual bonus plan. For fiscal 2008, Mr. Gingo determined, and the Compensation Committee approved, that each of Messrs. DeSantis, Taylor, Rzepka and Belderbos would receive 50% of their respective total target bonus opportunities based upon each executive’s individual performance, as well as our consolidated worldwide and European segment performance in the areas of net income or operating profit and cash flow.

The annual bonus payments made to our Named Executive Officers for fiscal year 2008 are reported in the Summary Compensation Table in the Non-Equity Incentive Plan Compensation Column located on page [  ].

2009 Annual Bonus Program

In order to further align our annual bonus program with stockholder interests and peer group practice, the Compensation Committee, with the assistance of Towers Perrin, has approved substantial revisions to our annual bonus program for fiscal 2009. Specifically, beginning in fiscal 2009, the Compensation Committee has made the following modifications to our annual bonus program:

•	The 2009 annual bonus will be based entirely on the achievement of performance metrics rather than individual performance. To ensure individual accountability under the plan, however, the CEO has the authority to adjust individual award payments up to 20% more than the calculated award amount and down to 0% of such award amount, provided that the aggregate amount of all bonus payments (i.e. the bonus pool) is neither increased nor decreased.

•	The 2009 corporate performance metrics will be (1) net income, (2) operating income and (3) days working capital, with each metric comprising one-third of each executive officer’s total annual bonus opportunity; and

•	The maximum total annual bonus opportunity for each of our executive officers will be expanded from a maximum leverage of 150% of target to a maximum leverage of 200% of target.

Through the adoption of these modifications, the Compensation Committee believes that the annual bonus portion of our executive compensation program will be more strongly focused on the ultimate drivers of corporate performance, resulting in increased stockholder value. Specifically, it is the opinion of the Compensation Committee that by reducing the emphasis of individual performance within our annual bonus program, there will be an enhanced alignment between the short-term goals of our Named Executive Officers and the value maximization goals of our stockholders. Additionally, through the modification of the performance metrics used to evaluate corporate performance, it is the belief of the Compensation Committee that our annual bonus program will be more reflective of our near-term priorities of improving operating profitability and freeing cash flows. In particular, by replacing cash flows from operations with days of working capital, the Compensation Committee believes that our annual bonus program will place a greater emphasis on efficient capital usage and focus our executives on maximizing corporate efficiency. Finally, by increasing the maximum bonus opportunity for each of our Named Executive Officers to 200% of target, the Compensation Committee believes that our annual bonus program will not only be more reflective of current market practices, but will also strengthen our annual bonus plan’s motivational value to enable the achievement of financial performance beyond target goals.

Long-Term Incentives

As part of our executive compensation program, the Compensation Committee has generally made annual grants of long-term stock-based incentive awards to our Named Executive Officers (and other members of management), including grants of restricted stock, restricted stock units and performance shares. Long-term incentives are used by the Compensation Committee to: (1) balance the short-term focus of base salaries and the annual bonus program by tying equity-based rewards to performance achieved over multi-year periods; (2) ensure that each Named Executive Officer’s total compensation package includes an additional at-risk component of pay; (3) align compensation incentives with stockholder interests; and (4) provide our Named Executive Officers with long term retention incentives. When making our annual equity-based awards to our Named Executive Officers, the Compensation Committee considers, but does not exclusively rely on any one of, the following: (1) our financial performance in the prior fiscal year; (2) historical award data; (3) compensation practices at peer group companies;

and (4) each Named Executive Officer’s respective individual performance, prior experience and levels of responsibility with, and contributions to, the Corporation.

Prior to December 7, 2006, long-term incentives were granted to Named Executive Officers under our 2002 Equity Incentive Plan. At our 2006 Annual Meeting of Stockholders, the stockholders approved our 2006 Incentive Plan, and shares available for grant under the 2002 Equity Incentive Plan were added to the 2006 Incentive Plan and the 2002 Equity Incentive Plan was terminated. Following its approval by the stockholders, the 2006 Incentive Plan became the vehicle under which long-term incentives may be granted to employees (including our Named Executive Officers) and our non-employee Directors. The 2006 Incentive Plan is intended to foster and promote our long-term financial success and to increase stockholder value by: (1) providing participants with an opportunity to acquire and maintain an ownership interest; and (2) enabling us to attract and retain the services of outstanding executive officers. The Compensation Committee believes that stockholder interests are best served if compensation paid to the persons providing us with leadership depends, in significant part, on the profitable growth of our business.

Under the 2006 Incentive Plan, the Compensation Committee has the authority to grant a variety of long-term incentive awards, including stock options (both nonqualified and incentive), restricted stock, restricted stock units, stock appreciation rights, performance shares, performance units, cash-based awards, dividend equivalents and performance-based awards. The Compensation Committee believes that the wide range of awards available under the 2006 Incentive Plan provides flexibility in tailoring the long-term incentive component of executive compensation in a way that enhances our success. During fiscal year 2008, the Compensation Committee relied on a combination of restricted stock awards, restricted stock unit awards and performance share awards, each of which is discussed below. Because of the long-term vesting or performance requirements of each of these types of awards, the Compensation Committee believes that such awards enhance our ability to maintain a stable executive team that is focused on our long-term success. The Compensation Committee further believes that each of these types of awards effectively ties each Named Executive Officer’s compensation to long-term stockholder returns, thereby providing the Named Executive Officers with a direct link to stockholder interests as well as our long-term performance.

Restricted Stock

On February 29, 2008 (the “Grant Date”), the Compensation Committee awarded shares of restricted stock to certain of our North American executives. Of the Named Executive Officers, only Mr. DeSantis received an award of restricted stock pursuant to the 2006 Incentive Plan, the amount of which is set forth in the Grants of Plan-Based Awards table located on page [  ] of this Proxy Statement. With respect to the shares of restricted stock awarded to Mr. DeSantis, such shares vest ratably over time, subject to continued employment, on each of the first three anniversaries of the award grant date. During the restriction period, Mr. DeSantis may exercise full voting rights associated with his shares of restricted stock. In addition, during the restriction period, we will hold all dividends paid with respect to Mr. DeSantis’ shares of restricted stock until the restrictions on the underlying restricted stock have lapsed.

Restricted Stock Units

On February 29, 2008, the Compensation Committee issued awards of restricted stock units to certain of our European executives, including Messrs. Rzepka and Belderbos, pursuant to the 2006 Incentive Plan. Specifically, on the Grant Date, Messrs. Rzepka and Belderbos were issued restricted stock units in the following amounts: Mr. Rzepka — 11,250 units (4,500 time-based and 6,750 performance-based); and Mr. Belderbos — 10,000 units (4,000 time-based and 6,000 performance-based).

Generally, under the 2006 Incentive Plan, restricted stock units are settled for cash in an amount equal to the fair market value of a share of our Common Stock on the applicable vesting date, multiplied by the number of restricted stock units to be settled. During the restriction period, holders of restricted stock units have no voting rights with respect to the shares of Common Stock underlying the restricted units. In regards to the awards of time-based restricted stock units, the vesting parameters of such awards mirror those of the restricted stock issued to our North American executives. Specifically, all awards of time-based restricted stock units vest ratably over time, subject to continued employment, on each of the first three anniversaries of the award grant date. In regards to the awards of performance-based restricted stock units, such awards may vest upon the occurrence of certain performance criteria. Specifically, all awards of performance-based restricted stock units to Messrs. Rzekpa and Belderbos may vest on March 1, 2011 (the “Settlement Date”), pursuant to the following performance criteria: (1) if between the Grant Date and the Settlement Date total shareholder returns on the Corporation’s shares relative to a peer group of similar companies (“Share Value”) is below the 25th percentile, all of the restricted stock units will be forfeited; (2) if the Share Value meets or exceeds the 25th percentile, but is less than the 50th percentile, two-thirds of the restricted stock units will be forfeited; (3) if the Share Value meets or exceeds the 50th percentile, but is less than the 75th percentile, one-third of the restricted stock units will be forfeited; and (4) if the Share Value meets or exceeds the 75th percentile, all restricted stock units will vest. For those restricted stock units conferring dividend rights (all time-based restricted stock units and two-thirds of the performance-based restricted units have dividend rights), we hold all dividends paid on the underlying shares of Common Stock and award such dividends with the cash settlement of underlying shares upon vesting.

It has generally been the policy of the Compensation Committee to grant our European Named Executive Officers awards of restricted stock units, as compared to restricted stock, based upon certain tax treatment considerations. However, while the nature of the equity awards issued to our European Named Executive Officers differs substantially from those of our North American Named Executive Officers, the Compensation Committee believes such awards achieve the stated goals of officer retention and incentive alignment in a similar manner as awards of restricted stock and performance shares.

In addition to the aforementioned grants to Messrs. Rzepka and Belderbos, the Compensation Committee also issued an award of performance-based restricted stock units to Mr. Gingo as compensation for his acceptance of the positions of President and CEO. For more information regarding the terms of Mr. Gingo’s retention, see page [  ] of this Proxy Statement.

Performance Shares

In connection with the grant of restricted stock to certain of our North American executives, the Compensation Committee also awarded performance shares to Messrs. Gingo and DeSantis, pursuant to the 2006 Incentive Plan, in the following amounts: Mr. Gingo — 100,000 shares (66,667 with dividend rights); and Mr. DeSantis — 13,500 shares (9,000 with dividend rights). Under the 2006 Incentive Plan, performance shares give the recipient the right to receive a specified number of shares of our Common Stock only if certain terms and conditions are met as of the end of the performance period. Specifically, all awards of performance shares to Messrs. Gingo and DeSantis may vest on the Settlement Date based upon the following performance criteria: (1) if between the Grant Date and the Settlement Date Share Value is below the 25th percentile, all of the performance shares will be forfeited; (2) if the Share Value meets or exceeds the 25th percentile, but is less than the 50th percentile, two-thirds of the performance shares will be forfeited; (3) if the Share Value meets or exceeds the 50th percentile, but is less than the 75th percentile, one-third of the performance shares will be forfeited; and (4) if the Share Value meets or exceeds the 75th percentile, all performance shares will vest. In regards to dividend rights, we utilize two types of performance shares: (1) shares that provide the award recipient with dividend rights during the vesting period; and (2) shares that do not provide dividend rights with respect to the underlying shares. For those performance shares conferring dividend rights, we hold all dividends paid on the underlying shares of Common Stock and award such dividends with the underlying shares upon vesting.

Fiscal 2009 Long-Term Incentive Policy

In conjunction with the approved modifications to our base salary and annual bonus structures for fiscal 2009, the Compensation Committee has also considered, deliberated and approved certain modifications to our long-term incentive policy. Specifically, beginning in fiscal 2009, the Compensation Committee will implement the following modifications to our long-term incentive program:

•	The ratio of performance-based incentive awards to service-based incentive awards will be increased from its current 50/50 ratio to a 65/35 ratio;

•	For all performance-based awards issued in fiscal 2009, the number of shares that will vest will be interpolated, on a straight line basis, for performance that falls between thresholds (i.e. performance that exceeds the threshold but is only 80% of the target will receive 80% of the number of shares available at the target rather than the threshold number of shares);

•	Long-term incentive awards to our European Named Executive Officers will no longer be in the form of restricted stock units, and instead will be in the form of cash awards with vesting parameters similar to those used for grants of restricted stock; and

•	Prior to issuance, the Compensation Committee will determine, with input from Towers Perrin, which corporate performance metrics are appropriate for fiscal 2009 performance-based long-term incentive award grants.

Through consultation with Towers Perrin, the Compensation Committee believes that by restructuring the terms of our long-term incentive program, we can better achieve our goal of creating long-term incentives for our Named Executive Officers, while simultaneously structuring our executive compensation policies to take advantage of current taxation policies in the countries in which we operate. Specifically, it is the opinion of the Compensation Committee that by reducing the emphasis on service-based awards within our long-term incentive program, our program will be recalibrated to provide more emphasis on corporate performance, while still addressing our executive retention concerns. Additionally, by providing for the vesting of performance-based awards on an interpolated straight-line basis, it is the opinion of the Compensation Committee that our long-term incentive program will be more reflective of current market practices, and will provide increased motivation for our Named Executive Officers to increase our overall corporate performance vis-à-vis our market competitors. Finally, the Compensation Committee has determined that in order to take advantage of the tax structures in the European nations in which we conduct business operations, all of our European Named Executive Officers will receive cash-based long-term incentive awards, as compared to cash-settled restricted stock units.

Timing of Grants

The Compensation Committee generally determines equity grants at a meeting that immediately precedes our release of earnings results from the most recently completed quarter. Since the information in these earnings releases has not yet been incorporated into the market price of our shares of Common Stock, the Compensation Committee has historically set the grant date as of the fifth business day after the release of the earnings information. While this introduces some level of variability in our cost incurred in making awards and the value of the awards to our Named Executive Officers, the Compensation Committee believes that this practice helps to ensure that information in its possession when determining award grants is reflected in the grant date stock price. For future grants, the Compensation Committee will continue to adhere to its current policy of scheduling award grants at least five business days after the release of earnings information.

Historically, it has been the general policy of the Compensation Committee to target the issuance of our yearly equity grants during the second quarter of each fiscal year. However, in conjunction with the aforementioned modifications to our executive compensation program, the Compensation Committee has decided to move the issuance of our equity award grants to the first quarter beginning in fiscal 2010. Specifically, it is the opinion of the Compensation Committee that modifying the timing of our equity award grants to the first fiscal quarter is appropriate, as such adjustment will help align the incentives provided by our yearly grants with decisions on other components of executive compensation that are made earlier in the fiscal year.

Total Compensation Opportunity

In addition to reviewing the competitive positioning of each aspect of our compensation program, the Compensation Committee annually reviews the total compensation opportunity for each of our Named Executive Officers. The Compensation Committee attempts to position our executive’s total compensation opportunity near our peer market median in order to provide each executive officer with a competitive compensation opportunity and properly focus them on our long-term success.

The Compensation Committee requested that its compensation consultant compile the total direct compensation (Base Salary + Annual Bonus Target + Estimated Value of our Long-Term Incentive Grants) of our Named Executive Officers in comparison to the total compensation opportunities provided by our 2008 Peer Group. In evaluating this data for fiscal 2008, which appears in the data below, the Compensation Committee recognized that certain of our Named Executive Officers fall outside of our stated total target compensation range. Consequently, to the extent practicable, in fiscal 2009, the Compensation Committee will continue to implement changes to the components of our executive compensation program in order to bring total target compensation opportunity for our Named Executive Officers closer to the median.

TARGET TOTAL DIRECT COMPENSATION COMPARISON: A. SCHULMAN vs. MARKET(1)
(In Thousands)

		Target
		Total	Survey or Proxy	50th
Executive	Title or Position	Direct	Benchmark	%ile

Corporate Officers
Gingo	COB & CEO	$2,578	CEO(2)	$4,065
			Peers: CEO(3)	$3,840
DeSantis	CFO & Treasurer	$866	CFO(2)	$1,260
			Peers: 3rd High(3)	$1,110
International Officers
Taylor(4)	GM — Asia & Europe	$984	Division Head	$955
Rzepka(4)(5)	Business Unit Manager — Masterbatch	$729	Division Head	$570
Belderbos(4)	CFO — Europe	$672	Finance Director	$370
Totals for Corporate Staff(6)		$5,466		$7,948
Totals for International Staff(7)		$3,064		$2,685

(1)	Data as presented to the Compensation Committee by its outside compensation consultant, Towers Perrin. Market data is derived from proxies and compensations surveys. For Messrs. Taylor, Rzepka and Belderbos, Target Total Direct Compensation is based, in part, on actual bonuses paid during 2007, and not upon their respective actual target bonus for 2008, as such numbers were not available to Towers Perrin at the time of compilation.

(2)	Survey data is derived from five surveys of general industrial companies of similar size and the current positions of the Corporation’s incumbents.

(3)	Proxy data is derived from the past five years of proxies for the five highest paid officers of our 2008 Peer Group and the pay rank of our executives.

(4)	Data for international officers reflects pay for similar jobs in the geographic market in which they are currently located.

(5)	Comparison data for Mr. Rzepka was compiled prior to the announcement of the bifurcation of the position of General Manager — Asia and Europe between Mr. Taylor and Mr. Rzepka.

(6)	Includes current salary data for Messrs. Gingo and DeSantis, as well as other North American officers other than our Named Executive Officers.

(7)	Includes current salary data for Messrs. Taylor, Rzpeka and Belderbos, as well as other international officers.

Retirement and Other Benefits

The retirement and benefits program component of our Named Executive Officer compensation program includes: (1) payment of certain perquisites and other personal benefits; (2) participation in a qualified retirement plan; and (3) participation in a non-qualified retirement plan. For Terry Haines, our former Chairman, President and CEO, benefits also include a supplemental executive retirement plan and a deferred compensation agreement. We also maintain other post-retirement benefit plans, primarily health care and life insurance, that are available to certain of our U.S. employees, including our Named Executive Officers, on a non-discriminatory basis. The objectives of our retirement and benefits programs are: (i) to provide the Named Executive Officers with reasonable and competitive levels of protection against contingencies, including retirement, death and disability, which could interrupt their employment and income received from us; and (ii) reward the Named Executive Officers for continued service with us.

Periodically, the Compensation Committee reviews how each element of our retirement and benefits program functions to achieve the Compensation Committee’s goals. At the discretion of the Compensation Committee, these programs may be modified, supplemented or removed. In general, the Compensation Committee looks at competitive market practices and the costs of each of these programs, and weighs that cost against the stated objectives for maintaining retirement and other benefits. The components of the fiscal year 2008 retirement and benefits program for the Named Executive Officers are discussed individually below.

Perquisites and Personal Benefits

Historically, we have provided our Named Executive Officers with limited perquisites and personal benefits that the Compensation Committee believes are reasonable and consistent with our executive compensation philosophy and competitive market practices. Certain perquisites were used to encourage Named Executive Officers to take particular actions (such as financial tax planning and consulting in prior fiscal years), which the Compensation Committee has determined to be beneficial to the Corporation. In addition, we provided certain perquisites and personal benefits to our Named Executive Officers in order to supply them with the opportunity to foster and create business relationships that will benefit our long-term success.

In April of 2008, the Compensation Committee eliminated most perquisites and personal benefits that previously had been extended to our North American Named Executive Officers, such as providing automobiles and related costs, and increased their base salaries as compensation for foregone benefits ($32,000 for Mr. Gingo and $8,000 for Mr. DeSantis). No changes were made to the perquisites provided to our European Named Executive Officers, as such perquisites are more in line with European compensation practices. We continue to maintain a founders’ membership at Firestone Country Club, which membership entitles us to designate five persons as members, one of whom is Mr. Gingo. The Compensation Committee believes that this membership is a cost-effective method of providing business related entertainment to our customers and business partners. The Compensation Committee also determined to continue reimbursing a Named Executive Officer for temporary housing expenses because the continued uncertainty relating to activist shareholders’ demands makes it difficult to require the Named Executive Officer to permanently relocate to Northeastern Ohio.

During fiscal 2008, the Compensation Committee also determined that maintaining a lease on a private airplane was no longer a cost-effective method for providing business-related transportation to our Named Executive Officers and Directors. The airplane was used only for business-related travel, and personal use was not permitted. With the termination of the lease on the airplane, it became increasingly difficult and cost prohibitive to access our Canadian fish camp. The fish camp, which also was only used for business entertainment purposes, was offered for sale during 2008. The only offer to purchase the fish camp was from Terry L. Haines, our former Chief Executive Officer and President. We negotiated with Mr. Haines to sell him the fish camp for a purchase price of $55,000. The transaction closed during fiscal year 2009.

For fiscal 2009, the only other personal benefit that will be provided to all executive officers is a mandatory physical every two years to help ensure the health and welfare of our key personnel.

Qualified Retirement Plan

We have a qualified retirement plan for certain of our North American executives (the “Retirement Plan”) pursuant to which the Board of Directors, in its discretion, may authorize the payment of contributions to our Retirement Plan Trust to be allocated among participants. The maximum annual amount that may be allocated to a participant under the Retirement Plan generally is limited to the lesser of: (1) $40,000; or (2) 100% of the participant’s compensation. Participation in the Retirement Plan is available to all of our U.S. salaried and non-represented employees (and participating subsidiaries) who are employed as of the last day of the Retirement Plan year. Benefits under the Retirement Plan vest in accordance with a specified formula that provides for partial vesting starting after two years of employment with us and full vesting after seven years of employment with us. The assets of the Retirement Plan Trust are invested and each participant’s account reflects the aggregate investment performance of the Trust assets. The amounts contributed by us to the Retirement Plan accounts for our North American Named Executive Officers for the fiscal 2008 year are reported in the Summary Compensation Table located on page [  ].

Non-Qualified Retirement Plan.

We also maintain a non-qualified Retirement Plan for certain of our North American executives (the “Non-Qualified Plan”) pursuant to which the Compensation Committee may accrue certain amounts for the benefit of plan participants in order to provide such participants with benefits not available to them under the Retirement Plan due to certain tax-law driven compensation limitations. Benefits under the Non-Qualified Plan vest and become non-forfeitable in accordance with a specified formula that provides for partial vesting starting after two years of employment with us and full vesting after seven years of employment with us. In addition, upon a Change-in-Control (as defined in the Non-Qualified Plan), participants’ benefits under the Non-Qualified Plan become fully vested and non-forfeitable. Moreover, if a participant’s employment is terminated for any reason within two years of the occurrence of a Change-in-Control, payment of such participant’s vested account balance shall be made in a lump sum payment within five days of such termination. Amounts accrued by us under the Non-Qualified Plan for the benefit of each participant reflect the investment performance that would have been realized had a corresponding amount been invested for the benefit of such participant during such year in the Retirement Plan. The amounts accrued (excluding the assumed investment based performance earnings thereon) by us pursuant to the Non-Qualified Plan for the benefit of our North American Named Executive Officers for fiscal year 2008 are disclosed in the Summary Compensation Table located on page [  ]. This plan was originated and maintained in order to provide benefits to North American executives who are not able to fully participate in the Retirement Plan. The Compensation Committee believes that maintaining this plan keeps our retirement package competitive.

European Retirement Plans

The Corporation maintains defined benefit plans for certain of our foreign employees. Our European Named Executive Officers participate in these defined benefit plans on the same non-discriminatory basis as other foreign employees who are participants. Additional information for these plans can be found in the Pension Benefits Table located on page [  ] and the accompanying narrative description.

Supplemental Executive Retirement Plan

Our Supplemental Executive Retirement Plan (the “SERP”), which the Compensation Committee administers, provids retirement benefits to executive officers named as participants by resolution of the Board of Directors. Mr. Haines, our former Chairman, President and CEO, was the only executive officer of the Corporation participating in the SERP. Consequently, after Mr. Haines’ retirement, none of our current executive officers are participating in the SERP. Under the SERP, participants earn a pension benefit that is equal to 30% of such participant’s final average plan compensation, plus an additional 1% for each year of service up to a maximum of 30 years. Thus, a participant who retires with 30 or more years of service would receive an annual benefit equal to 60% of the participant’s final average plan compensation. The pension benefits payable to a participant under the SERP are then reduced by the actuarial value of certain other plans and deferred compensation that is payable to the participant. The SERP was originally adopted in 2004 after a change in tax laws reduced the benefits that the Corporation would otherwise have provided to certain of its executive officers.

Pursuant to the terms of the SERP, we will commence the payment of Mr. Haines’ SERP benefits upon his reaching the age of 65. As of March 21, 2008, the final average plan compensation for Mr. Haines under the SERP was $887,746 and Mr. Haines has been credited with the maximum of 30 years of service. Consequently, beginning in fiscal 2011, we will begin making monthly payments to Mr. Haines for a total annual benefit of $141,703. Additional information on the SERP is available on page [  ] of this Proxy Statement.

Deferred Compensation Agreement

In addition to the provision of SERP benefits, we also maintained a deferred compensation agreement with Mr. Haines prior to his retirement. Pursuant to the terms of such agreement, as well as the terms of Mr. Haines’ retirement, Mr. Haines currently receives an annual cash benefit of $100,000, paid in monthly installments, for a period of ten years. In connection with the maintenance of Mr. Haines’ deferred compensation arrangement, we continue to maintain a life insurance policy on Mr. Haines in the amount of $1,000,000. Other than Mr. Haines, we do not maintain a deferred compensation arrangement with any current executive officers.

Fiscal 2008 Executive Officer Transitions

During the course of fiscal 2008, we addressed a number of compensation issues related to the retirement and transition of our former President and CEO, Mr. Haines and the appointment of his successor, Mr. Gingo, effective January 1, 2008. As part of this transition process, the Compensation Committee retained the services of Mercer to analyze and recommend a compensation package for Mr. Gingo, taking into account both market and individual factors regarding Mr. Gingo and his potential employment by us. In regards to market considerations, Mercer analyzed the compensation packages currently in place for the CEOs of all 22 of the 2008 Peer Group corporations. Additionally, Mercer analyzed individual considerations regarding Mr. Gingo, including the effects of his early retirement from his former employer, The Goodyear Tire & Rubber Company.

Through consultations with Mercer, the Compensation Committee designed a detailed compensation offer for Mr. Gingo, which it recommended to the full Board of Directors. In designing its compensation offer for Mr. Gingo, the Compensation Committee sought to ensure that Mr. Gingo was motivated to join us and that his compensation was structured in a fashion that would appropriately motivate him to promote our long-term success. In addition, the Compensation Committee sought to make certain the following: (1) that Mr. Gingo’s compensation was comparable to his market peers; (2) that Mr. Gingo received the opportunity, through performance-based equity compensation, to be “made whole” for any forgone compensation as a result of his transition; and (3) that Mr. Gingo’s compensation was sufficiently performance-based, so as to align his compensation with our long-term success. Upon receiving the recommended proposal of the Compensation Committee, the full Board of Directors reviewed the terms of Mr. Gingo’s proposed compensation offer and adopted the Compensation Committee’s recommendation with certain modifications. It is the opinion of the Board of Directors that the compensation package offered to Mr. Gingo addressed each aspect of its executive compensation objectives, and allowed us to retain a highly qualified executive to lead us into the future. For more information regarding the substantive terms of Mr. Gingo’s employment, see page [  ] of this Proxy Statement.

In addition to the retention of Mr. Gingo, we also addressed the transition and retirement of Mr. Haines in fiscal 2008. Specifically, on March 14, 2008, we entered into a transition agreement (the “Transition Agreement”) with Mr. Haines to facilitate his retirement from the positions of President and CEO. In the course of negotiating Mr. Haines’ Transition Agreement, the Board of Directors, in consultation with management, analyzed the specific terms of Mr. Haines’ employment, compensation and benefit arrangements, and sought to facilitate the payment of all compensation owed to Mr. Haines. Additionally, we also negotiated the payment of additional compensation to Mr. Haines in return for his agreement to certain non-competition provisions. For more information regarding the substantive terms of Mr. Haines’ retirement, see page [  ] of this Proxy Statement.

Finally, in fiscal 2008, we entered into a Separation Agreement (the “Separation Agreement”) with Barry A. Rhodes, our former Executive Vice President and Chief Operating Officer — North America in connection with his departure from service with us. Like Mr. Haines, the Board of Directors, in consultation with management, reviewed the specific terms of Mr. Rhodes’ employment, compensation and benefit arrangements, and sought to facilitate the payment of all compensation owed to Mr. Rhodes. Additionally, we also negotiated the payment of additional compensation to Mr. Rhodes in return for his agreement to certain non-competition provisions. For more information regarding the substantive terms of Mr. Rhodes’ separation, see page [  ] of this Proxy Statement.

Employment Agreements and Change-In-Control Arrangements

The Compensation Committee carefully considers the use and conditions of employment agreements. The Compensation Committee recognizes that employment agreements containing severance and change-in-control arrangements are often necessary to attract prospective executives who forego significant compensation and opportunities at the companies they are leaving or who face relocation expenses in order to accept employment with us. Generally, executives are not willing to accept such risks and costs without protection in the event that their employment with us is terminated due to unanticipated changes, including a change-in-control. The Compensation Committee believes that our current employment agreements serve to protect stockholder interests by assuring that we will have the continued dedication, undivided loyalty and objective advice from key executives in the event of a proposed transaction, or the threat of a transaction, which could result in a change-in-control. All of our employment agreements, however, only provide payments to an employee if his or her employment is terminated as a result of (or within a specified period after) a change-in-control, a so-called “double trigger.” The Compensation Committee does not believe that employees should receive additional compensation merely as a result of a change-in-control and believes that our employment agreements provide our executive officers with adequate protection to ensure that change-in-control offers will be evaluated in the best interest of the stockholders, without fear that a transaction could cost his or her job without compensation. The Compensation Committee recognizes, however, that these employment agreements may tend to discourage a takeover attempt as a change-in-control could trigger increased compensation expense.

As part of its compensation review in fiscal 2008, the Compensation Committee reviewed the change-in-control elements of its outstanding employment agreements and decided to re-evaluate the potential negative effects of such provisions. Specifically, the Compensation Committee believes that a re-evaluation of such agreements is necessary, in that such change-in-control elements may provide severance compensation that is inconsistent with our compensation philosophy and current market practices. Consequently, in fiscal 2009, the Compensation Committee will continue to review and assess the change-in-control elements of its outstanding employment agreements and seek to amend such agreements, to the extent practicable, in order to ensure that such agreements do not provide change-in-control severance compensation that is outside of current market practices.

In addition to the use of employment agreements, the Compensation Committee has authorized the use of separate change-in-control agreements with certain key executive personnel, who currently do not have employment agreements with us. While the Compensation Committee believes that it is in our best interest to retain most of our employees on an “at will” basis, the Committee also recognizes that we will not be able to retain key personnel without providing certain protections in the event of a change-in-control. Like the change-in-control provisions utilized in our employment agreements, all of our separate change-in-control agreements provide payments to covered employees only if his or her employment is terminated as a result of (or within a specified period after) a change-in-control (i.e. a double trigger). The Compensation Committee believes that such agreements help to mitigate the fear of job loss associated with potential change-in-control transactions and allow our key executive personnel to evaluate such offers in an appropriate fashion.

Under the terms of our 2006 Incentive Plan, unless specified otherwise in the associated award agreement or in a separate employment or change-in-control agreement: (1) all of a participant’s awards will be fully vested and exercisable upon a Business Combination or Change-in-Control (as such terms are defined in the 2006 Incentive Plan); and (2) all performance objectives will be deemed to have been met as of the date of the Business Combination or Change-in-Control. Except with respect to Mr. Gingo (for whom we will provide a partial gross-up), if we conclude that any payment or benefit due to a Named Executive Officer would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then we will consider: (i) the feasibility of offering substitute awards that would not constitute “parachute payments” under Section 280G of the Code and that would not generate penalties under Section 409A of the Code; and (ii) to the extent that a substitution is not feasible or that the payments and benefits due to the participant still would be subject to the excise tax imposed by Section 4999 of the Code, we will reduce the payments and benefits due to a participant to the greatest amount that would not generate an excise tax under Section 409A of the Code.

Pursuant to the terms of our 2002 Equity Incentive Plan, upon the occurrence of a Change-in-Control (as such term is defined in the 2002 Equity Incentive Plan), unless we determine otherwise in a participant’s award agreement: (1) all stock options shall become immediately vested and exercisable; (2) any restrictions imposed on restricted stock or restricted stock units shall lapse; (3) the vesting of all awards denominated in shares of Common Stock shall be accelerated and be paid out within 30 days following the Change-in-Control; (4) awards denominated in cash shall be paid to participants in cash within 30 days following the Change-in-Control; and (5) all awards shall become non-cancelable (i.e., such awards cannot be cancelled without the participant receiving appropriate compensation as determined by the Compensation Committee).

Tax and Accounting Considerations

As a general matter, the Compensation Committee considers the various tax and accounting implications of the different compensation vehicles that are employed, and the Compensation Committee seeks to structure executive compensation in a tax efficient manner.

Deductibility of Executive Compensation

Section 162(m) of the Code prohibits us from taking a federal income tax deduction for compensation paid in excess of $1.0 million in any taxable year to our Named Executive Officers, unless certain conditions are met.

Exceptions are made for qualified performance-based compensation, among other things. As part of its role, the Compensation Committee annually considers the deductibility of executive compensation under Section 162(m) in structuring our executive compensation program. The Compensation Committee believes, however, that compensation and benefit decisions should be primarily driven by the needs of our business, rather than by tax considerations. Accordingly, the Compensation Committee may choose to award compensation that does not meet the requirements of Section 162(m) where, in its judgment, such payments are necessary to achieve its compensation philosophy and objectives. Because our U.S. operations are not currently profitable, the inability to deduct compensation in excess of $1.0 million does not have any effect on our current year earnings.

Nonqualified Deferred Compensation

Section 409A of the Code, which took effect on January 1, 2005, imposes certain restrictions on amounts deferred under nonqualified deferred compensation plans and a 20% excise tax on amounts that are subject to, but do not comply with, Section 409A. Section 409A includes a broad definition of nonqualified deferred compensation plans, which may extend to various plans and arrangements that we maintain. On April 10, 2007, the Treasury Department and the Internal Revenue Service (the “IRS”) issued final regulations relating to the treatment of nonqualified deferred compensation plans under Section 409A. The Board of Directors and the Compensation Committee intend to administer our plans and arrangements to avoid or minimize the effect of Section 409A and, if necessary, amend the plans and arrangements to comply with the final regulations issued under Section 409A on or before December 31, 2008 (or a later date specified by the IRS).

Statement of Financial Accounting Standards No. 123(R)

When determining amounts of long-term incentive grants to the Named Executive Officers and other employees, the Compensation Committee examines the accounting cost associated with the grants. Under Statement of Financial Accounting Standard No. 123(R), Share-Based Payment, grants of stock options, restricted stock, restricted stock units and other share-based payments result in an accounting charge.

Stock Ownership Guidelines

In 2006, the Compensation Committee adopted stock ownership guidelines for our executive officers. These guidelines require that, within a five year period from the date of its adoption or, if later, the date a person becomes an executive officer, the CEO will maintain share ownership in value equal to approximately five times his base salary, while all other executive officers are expected to hold shares in value equal to approximately three times their base salary. As has been stated previously, the Compensation Committee bases a large part of its compensation philosophy on aligning the interests of our executive officers and our stockholders. Such efforts could be undermined in the event that executive officers sold all or a large part of their awards at vesting. In determining compliance with these guidelines, the Compensation Committee considers the beneficial ownership of our executive officers as required to be reported in a proxy statement.

Compensation of Directors

The Compensation Committee is also responsible for determining compensation for our non-employee Directors. Generally, the Compensation Committee structures Director compensation in a fashion to attract and retain high quality individuals to serve on the Board of Directors, to compensate such individuals for the time and energy expended in providing us their expertise and, in part, to provide Directors with compensation that is tied to the performance of our Common Stock. Director compensation levels are reflected in the Director Compensation Table located on page [  ]. The Compensation Committee has adopted guidelines requiring each Director to maintain share ownership in value equal to approximately five times his or her base retainer on and after the fifth year of service on the Board of Directors. In reviewing each Director’s share ownership, the Compensation Committee considers the beneficial ownership of each Director as required to be reported in a proxy statement. Mr. Gingo, who is currently the only employee Director, does not receive additional compensation for service on our Board of Directors; however, he did receive compensation for service as a Director prior to his appointment as President and CEO. All director fees paid to Mr. Gingo for service as a Director prior to the commencement of his employment are reflected in the All Other Compensation column of the Summary Compensation Table located on page [  ] and in the Director Compensation Table located on page [  ].

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the foregoing Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted,

Compensation Committee

John B. Yasinsky, Chair
David G. Birney
Willard R. Holland
Michael A. McManus, Jr.
Ernest J. Novak, Jr.
Stanley W. Silverman

COMPENSATION TABLES

Summary Compensation Table

The table below provides information regarding the compensation of the Corporation’s: (1) CEO; (2) CFO; (3) three other most highly compensated executive officers at August 31, 2008; (4) former Chairman, President and CEO; and (5) former Executive Vice President and Chief Operating Officer — North America, as of August 31, 2008.

(a)	(b)	(c)		(d)		(e)	(f)	(g)	(h)	(i)		(j)
									Change in
									Pension
									Value and
									Nonqualified
									Deferred
						Stock	Option	Non-Equity	Compensation	All Other
						Awards	Awards	Incentive Plan	Earnings	Compensation
Name and Principal Position	Year	Salary ($)		Bonus ($)		($)(1)	($)(2)	Compensation ($)(3)	($)(4)	($)		Total ($)

Joseph M. Gingo	2008	$480,000	(5)	$490,000	(6)	$690,766	$—	$589,260	$—	$65,846	(7)	$2,315,872
President, Chief Executive Officer and Chairman of the Board
Paul F. DeSantis	2008	$319,292		$—		$243,959	$158,984	$181,138	$—	$50,366	(8)	$953,739
Chief Financial Officer, Vice President and Treasurer	2007	$295,833		$—		$71,069	$158,812	$86,250	$—	$51,621		$663,585
Jack B. Taylor(9)	2008	$545,381		$—		$304,235	$—	$293,143	$1,308	$62,559	(10)	$1,206,626
General Manager and Chief Operating Officer — Asia
Bernard Rzepka(11)	2008	$440,028		$—		$219,208	$—	$246,509	$26,292	$11,469	(12)	$943,506
General Manager and Chief Operating Officer — Europe
Walter Belderbos(11)	2008	$392,924		$—		$217,389	$—	$166,881	$66,766	$73,009	(13)	$699,580
Chief Financial Officer — Europe and Asia
Terry L. Haines(14)	2008	$390,148		$—		$955,197	$36,579	$—	$4,700	$2,524,328	(15)	$3,910,952
Former President, Chief Executive Officer and Chairman of the Board	2007	$665,854		$—		$383,821	$293,614	$235,438	$84,167	$159,874		$1,822,768
Barry A. Rhodes(16)	2008	$191,006		$—		$325,399	$58,037	$—	$—	$1,032,326	(17)	$1,606,768
Former Executive Vice President and Chief Operating Officer — North America	2007	$295,833		$—		$168,045	$94,609	$108,750	$—	$62,890		$730,127

(1)	Stock Awards include the Corporation’s expense recorded for fiscal 2008 and 2007 for restricted stock awards as well as restricted stock units. Restricted stock units are settled in cash at the end of the vesting period based on the stock price on that same date. The Corporation recorded restricted stock unit expense through a mark-to-market adjustment of the units vested to date based on the closing price of the Corporation’s Common Stock at the end of each corresponding fiscal year. In addition, expense is recorded for dividend equivalents on those units carrying dividend rights. The expense for restricted stock awards is based on either the market value on the date of grant or a fair value of the award based on the terms of the award. The various awards are explained further in the Grants of Plan-Based Awards Table located on page [ ] and the Outstanding Equity Awards Table located on page [ ].

(2)	This column represents the amount recognized for financial statement reporting purposes for fiscal 2008 and 2007 for outstanding option awards in accordance with Statement of Financial Accounting Standard (SFAS) 123R, Share-based Payment, excluding estimated forfeitures. No option awards were granted during fiscal 2008 and 2007.

(3)	The amounts for 2008 in this column represent compensation awarded based on performance during fiscal 2008 under the Corporation’s annual bonus plan. The amounts for 2007 in this column represent compensation awarded based on performance during fiscal 2007 under the Corporation’s annual bonus plan.

(4)	Amounts reflect changes in the respective pension values for Messrs. Taylor, Rzepka and Belderbos. As further described in the Pension Benefits Table located on page [ ], as well as under the caption European Pension Plans located on page [ ], each of the European Named Executive Officers participate in pension plans that are generally available to employees within the country of the applicable plan. Additionally, for Mr. Haines, such amount reflects the change in the value of the SERP. Mr. Haines is the only Named Executive Officer who participates in the SERP.

(5)	Mr. Gingo commenced his service as President and CEO of the Corporation on January 1, 2008. Salary amount reflective of base salary compensation paid to Mr. Gingo between January 1, 2008 and August 31, 2008.

(6)	Pursuant to the terms of his employment agreement, Mr. Gingo was awarded a cash bonus of $750,000 on January 1, 2008, the commencement date of his employment with the Corporation. In conjunction with his employment, Mr. Gingo committed to reimburse the Corporation by the amount of any payment of discretionary incentive compensation he received from his previous employer. Ultimately, Mr. Gingo reimbursed the Corporation $260,000, which resulted in a net bonus to Mr. Gingo of $490,000.

(7)	For Mr. Gingo, amounts include $20,250 in director fees earned for service as a non-employee Director, $15,750 in contributions to the Retirement Plan and $10,167 in contribution to the Non-Qualified Plan. Other amounts include mandatory safe harbor contributions made by the Corporation into Mr. Gingo’s 401(k) plan, country club dues and dividends paid on restricted stock awards for which the restrictions lapsed in fiscal 2008.

(8)	For Mr. DeSantis, amounts include $15,750 in contributions to the Retirement Plan and contributions to the Non-Qualified Plan. Other amounts include $12,097 in certain living expenses, including rent and utilities, personal financial planning services, an automobile lease, fuel for the leased vehicle, automobile insurance, mandatory safe harbor contributions made by the Corporation into Mr. DeSantis’ 401(k) plan and dividends paid on restricted stock awards for which the restrictions lapsed in fiscal 2008.

(9)	The Salary and Non-equity Incentive Plan Compensation data for Mr. Taylor was translated from the Euro to U.S. dollars using a 12-month average rate of 1.497. The Change in Pension Value, Nonqualified Deferred Compensation Earnings and All Other Compensation data was translated from British Pounds to U.S. dollars using a 12-month average rate of 1.9932. No foreign currency translation was necessary for Stock Award data.

(10)	For Mr. Taylor, amounts include $35,878 relating to company vehicle costs and $15,960 in dividends paid on restricted stock awards for which the restrictions lapsed in fiscal 2008. Other amounts include club memberships, personal financial planning services and certain medical insurance expenses.

(11)	The Summary Compensation Table data, excluding Stock Awards, for Messrs. Rzepka and Belderbos was translated to U.S. dollars from the Euro using a 12-month average rate of 1.497. No foreign currency translation was necessary for Stock Award data.

(12)	For Mr. Rzepka, amounts include certain company vehicle expenses and dividends paid on restricted stock awards for which the restrictions lapsed in fiscal 2008

(13)	For Mr. Belderbos, amounts include $24,480 in certain company vehicles expenses, $39,409 in paid life insurance premiums and dividends paid on restricted stock awards for which the restrictions lapsed in fiscal 2008.

(14)	Pursuant to the terms of his transition agreement, Mr. Haines retired from the Corporation on March 21, 2008.

(15)	For Mr. Haines, amounts include $58,765 in dividends paid on restricted stock awards for which the restrictions lapsed in fiscal 2008. Additionally, such amount includes a one-time payment of $2,421,971 by the Corporation to Mr. Haines pursuant to the terms of his Transition Agreement. Additionally, pursuant to Mr. Haines’ Transition Agreement, Mr. Haines retained a company vehicle, which resulted in $42,147 of charges and lease payments by the Corporation, which are included. Other amounts include annual dues for club memberships, fuel for the leased vehicle and automobile insurance. For additional information regarding the terms of Mr. Haines’ Transition Agreement, see page [ ] of this Proxy Statement.

(16)	Pursuant to the terms of his separation agreement, Mr. Rhodes’ service with the Corporation ended on April 11, 2008.

(17)	For Mr. Rhodes, amounts include $29,450 in dividends paid on restricted stock awards for which the restrictions lapsed in fiscal 2008. Additionally, such amount includes a one-time payment of $983,825 by the Corporation to Mr. Rhodes pursuant to his Separation Agreement, which includes payment for earned but unused vacation. Other amounts include annual dues for club memberships, an automobile lease, fuel for the leased vehicle and automobile insurance. For additional information regarding the terms of Mr. Rhodes’ Separation Agreement, see page [ ] of this Proxy Statement.

Grant of Plan Based Awards

						Estimated Future Payouts
			Estimated Possible Payouts Under			Under Equity Incentive Plan
			Non-Equity Incentive Plan Awards			Awards
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
									All Other
									Stock
									Awards:	Grant
									Number of	Date
									Shares	Fair Value
		Board							of Stock	of Stock
	Grant	Approval	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	and Option
Name	Date	Date	($)	($)	($)	(#)	(#)	(#)	(#)	Awards

Joseph M. Gingo	12/17/2008	12/17/2008	$256,200	$512,400	$1,098,000	—	—	—	—	—
	02/29/2008	02/22/2008	—	—	—	33,333	66,667	100,000	—	$1,313,000	(1)
	02/29/2008	02/22/2008	—	—	—	8,064	16,291	24,436	—	$591,840	(2)
Paul F. DeSantis	10/17/2007	10/17/2007	$84,250	$168,500	$252,750	—	—	—	—	—
	02/29/2008	02/22/2008	—	—	—	4,500	9,000	13,500	—	$177,255	(1)
	02/29/2008	02/22/2008	—	—	—	—	—	—	9,000	$183,960	(3)
Jack B. Taylor(4)	10/17/2008	10/17/2008	$136,345	$272,691	$409,036	—	—	—	—	—
Bernard Rzepka(4)	10/17/2008	10/17/2008	$114,655	$229,310	$343,966	—	—	—	—	—
	02/29/2008	02/22/2008	—	—	—	2,250	4,500	6,750	—	$163,485	(5)
	02/29/2008	02/22/2008	—	—	—	—	—	—	4,500	$108,990	(6)
Walter Belderbos(4)	10/17/2008	10/17/2008	$77,619	$155,238	$232,857	—	—	—	—	—
	02/29/2008	02/22/2008	—	—	—	2,000	4,000	6,000	—	$78,780	(5)
	02/29/2008	02/22/2008	—	—	—	—	—	—	4,000	$81,760	(6)
Terry L. Haines	10/17/2008	10/17/2008	$243,338	$486,675	$730,013	—	—	—	—	—
Barry A. Rhodes	10/17/2008	10/17/2008	$77,250	$154,500	$231,750	—	—	—	—	—
	02/29/2008	02/22/2008	—	—	—	4,500	9,000	13,500	—	$177,225	(1)
	02/29/2008	02/22/2008	—	—	—	—	—	—	9,000	$183,960	(3)

(1)	Award of Performance Shares, the terms of which are described under the caption 2008 Named Executive Officer Compensation Components — Performance Shares located on page [ ]. The grant date fair value of these Performance Shares was computed using the target level award in column (g) and was calculated using a Monte Carlo simulation, which considered the terms of these Performance Share awards. This simulation resulted in a grant date fair value of $13.13 for the Performance Share awards granted on February 29, 2008.

(2)	Award of performance-based restricted stock units granted to Mr. Gingo on February 29, 2008, in which each unit is equal to the market value of one share of the Corporation’s Common Stock. The grant date fair value was computed using the closing price of the Corporation’s Common Stock on August 31, 2008 of $24.22. Pursuant to the terms of the award grant, the vesting of such performance-based restricted stock units was contingent upon the Corporation’s consolidated worldwide performance in fiscal 2008 in the areas of net income (excluding one-time or extraordinary items), cash flows from operations and ROIC. Based upon the Corporation’s fiscal 2008 performance, as measured on August 31, 2008, Mr. Gingo was entitled to the settlement of 18,734.36 units, which occurred on October 24, 2008 at a price of $15.39. Pursuant to the award grant, Mr. Gingo forfeited all unvested performance-based restricted stock units on October 24, 2008.

(3)	Award of restricted stock which vests ratably on the first three anniversaries of the award grant date. The grant date fair value of such awards is equal to the closing price of the Corporation’s Common Stock on the date of grant, which was $20.44 per share.

(4)	The Estimated Possible Payouts Under Non-Equity Incentive Plan Awards for Messrs. Taylor, Rzepka and Belderbos were translated the Euros to U.S. Dollars using a 12-month average of 1.497.

(5)	Award of performance-based restricted stock units in which each unit is equal to the market value of one share of the Corporation’s Common Stock. The vesting for these awards is described under the caption 2008 Named Executive Officer Compensation Components — Restricted Stock Units located on page [ ]. The grant date fair value of such units was computed using the closing price of the Corporation’s Common Stock on August 31, 2008, which was $24.22 per share.

(6)	Award of time-based restricted stock units in which each unit is equal to the market value of one share of the Corporation’s Common Stock. These units vest ratably on the first three anniversaries of the award grant date. The grant date fair value of such units was computed using the closing price of the Corporation’s Common Stock on August 31, 2008, which was $24.22 per share.

2008 Named Executive Officer Compensation Components

Base Salary

During fiscal 2008, the Compensation Committee determined that although the base salary positioning of Messrs. Gingo and DeSantis fell outside of the desired range, these salaries nonetheless accomplished its stated positioning goals, as their salaries represented 88% and 83%, respectively, of the median salary for their comparable positions. However, in regards to Messrs. Taylor, Rzepka and Belderbos, the Compensation Committee determined that each of their respective base salaries exceeded the Corporation’s stated base salary positioning goals. During fiscal 2008, the Corporation undertook an extensive reorganization of corporate management within North American operations, which resulted in the designation of Messrs. Taylor, Rzepka and Belderbos (all of which are involved in our European operations) becoming executive officers for the first time. Prior to fiscal 2008, the base salary compensation of Messrs. Taylor, Rzepka and Belderbos did not fall under the purview of the Compensation Committee. As disclosed in the Compensation Discussion and Analysis on page [  ] of this Proxy Statement, the Compensation Committee has approved certain modifications to its base salary positioning policies for fiscal 2009 in order to manage base salaries that exceed the Corporation’s peer market median back to its stated positioning levels.

Annual Bonuses

Under the annual bonus program, the Compensation Committee establishes the award formulas and the performance goals to be measured in order to determine the cash performance bonus that may be earned by each Named Executive Officer for that year, including the maximum cash bonus each will be eligible to receive. The bonuses that each of the Named Executive Officers could have earned are set forth in the Grants of Plan Based Awards Table located on page [  ], and the bonuses actually paid are set forth in the Summary Compensation Table in the Non-Equity Incentive Plan Compensation column located on page [  ].

In October 2007, the Board of Directors, upon the approval of the Compensation Committee, established the target bonus awards for each of the Named Executive Officers (excluding Mr. Gingo who was not yet serving as an executive officer) and established that each executives total bonus opportunity would be based upon the achievement of certain corporate performance metrics and individual performance. In regards to Mr. Gingo, the specific terms of his participation in our 2008 bonus plan were established in accordance with terms of his employment agreement. Fiscal 2008 bonus targets for each Named Executive Officer are disclosed on page [  ] of the Compensation Discussion and Analysis.

In addition to establishing target bonus amounts for each Named Executive Officer, the Compensation Committee also established the respective weighting of corporate performance and personal performance for each Named Executive Officer. Pursuant to the terms of his employment agreement, the Compensation Committee established that for fiscal 2008, 100% of Mr. Gingo’s target bonus opportunity would be based upon our corporate financial performance, with leverage ranging from zero to 150% of target. For Messrs. DeSantis, Taylor, Rzepka and Belderbos, the Compensation Committee determined that one-half of their respective total target award potential would be based on financial performance, with leverage ranging from zero to 150% of target, while the remaining one-half would be based upon the achievement of individual goals. For Messrs. Gingo and DeSantis, the Compensation Committee determined that the financial performance portion of their respective annual bonus opportunities would be measured by our consolidated worldwide operations. For Messrs. Taylor, Rzpeka and Belderbos, the Compensation Committee determined that the financial performance portion of their respective annual bonus opportunities would be based upon the performance of our European business segment.

For fiscal year 2008, the Compensation Committee selected the following performance metrics for evaluating corporate performance: (1) net income from operations/operating profit (excluding one-time or extraordinary items); (2) cash flows from operations; and (3) ROIC. These measures of financial performance were selected by the Compensation Committee in order to focus the Named Executive Officers on the key drivers of stockholder value. Because net income and operating profit strongly correlate with the Corporation’s stock price, such measures are given relatively greater weight, as compared to cash flows from operations and ROIC. The Compensation Committee believes that its targets are challenging but achievable with successful management performance.

For fiscal 2008, the Corporation utilized its budgeting model to set the performance levels for each of the performance metrics. The Compensation Committee believes that achieving the budget requires both strong management performance and is deserving of a “stretch bonus” or 125% of the targeted award. In most years, the threshold bonus level is determined by the prior year’s performance. For 2008, however, the Compensation Committee determined that merely maintaining the 2007 level of performance would not have merited bonus compensation. As a result, the threshold performance level required for any bonus was set at 75% of the budget (which threshold level still significantly exceeded 2007 performance) and the target was determined to be the midpoint between the threshold and the budget. The maximum bonus level was set at 115% of the budget. For a detailed discussion regarding fiscal 2008 corporate performance, see page [  ] of the Compensation Discussion and Analysis.

The remaining one-half total target potential for each Named Executive Officer (excluding Mr. Gingo) was based upon their respective individual performance, as measured against various personal goals established by the CEO and approved by the Compensation Committee. In fiscal 2008, Mr. Gingo determined that the personal goals for Messrs. DeSantis, Taylor, Rzepka and Belderbos should not only reflect individual performance, but should also be directly tied to our current restructuring and working capital initiatives. Consequently, in addition to establishing individual personal performance goals for each executive’s individual areas of responsibility, Mr. Gingo established that a major component of each executives personal performance bonus opportunity would be depended upon the achievement of the Corporation’s target goals in the areas of net income or operating profit (excluding one-time or extra ordinary items) and cash flow from operations, with each metric being measured using the same performance evaluator (i.e., worldwide consolidated financial performance or European segment performance) as under the corporate performance portion of our annual bonus plan. For fiscal 2008, Mr. Gingo determined, and the Compensation Committee approved, that each of Messrs. DeSantis, Taylor, Rzepka and Belderbos should receive 50% of their respective target bonus opportunity based upon each executive’s individual performance, as well as the Corporation’s consolidated worldwide and European segment performance in the areas of net income or operating profit and cash flows from operations.

Restricted Stock Grants

On February 29, 2008, the Compensation Committee awarded shares of restricted stock to certain North American executives. Of the Named Executive Officers, only Mr. DeSantis received an award of restricted stock pursuant to the 2006 Incentive Plan, the amount of which is set forth in column (i) in the Grants of Plan-Based Awards Table located on page [  ]. The shares of restricted stock awarded to Mr. DeSantis reported in column (i) will vest ratably over time, subject to continued employment with the Corporation on each of the first three anniversaries of the award grant date. During the restriction period, Mr. DeSantis may exercise full voting rights associated with these shares of restricted stock, and dividends paid with respect to such shares will be held by the Corporation until the restrictions on the underlying stock have lapsed, subject to the same risk of forfeiture.

Restricted Stock Units

On February 29, 2008, the Compensation Committee issued awards of restricted stock units to Messrs. Rzepka and Belderbos pursuant to the 2006 Incentive Plan in the following amounts: Mr. Rzepka — 11,250 units (4,500 time-based and 6,750 performance-based); and Mr. Belderbos — 10,000 units (4,000 time-based and 6,000 performance-based). Under the 2006 Incentive Plan, restricted stock units are settled for cash in an amount equal to the fair market value of a share of our Common Stock on the applicable vesting date, multiplied by the number of restricted stock units to be settled. During the restriction period, holders of restricted stock units have no voting rights with respect to the shares of Common Stock underlying the restricted units. In fiscal 2008, the Compensation Committee issued two types of restricted stock units to Messrs. Rzepka and Belderbos: (1) time-based restricted stock unit awards; and (2) performance-based restricted stock unit awards. In regards to the awards of time-based restricted stock units, all awards vest ratably over time, subject to continued employment, on each of the first three anniversaries of the award grant date. In regards to the awards of performance-based restricted stock units, such awards may vest upon the occurrence of certain performance criteria, as disclosed on page [  ] of the Compensation Discussion and Analysis section. For those restricted stock units conferring dividend rights (all time-based restricted stock units and two-thirds of the performance-based restricted stock units have dividend rights), the Corporation holds all dividends paid on the underlying shares of Common Stock and awards such dividends with the cash settlement of the underlying shares upon vesting.

Performance Shares

In connection with the grant of restricted stock to certain of our North American executives, the Compensation Committee also awarded performance shares to Messrs. Gingo and DeSantis pursuant to the 2006 Incentive Plan, in the following amounts: Mr. Gingo — 100,000 shares (66,667 with dividend rights); and Mr. DeSantis — 13,500 shares (9,000 with dividend rights). Performance shares give the recipient the right to receive a specified number of shares of our Common Stock only if certain terms and conditions are met as of the end of the performance period, as disclosed on page [  ] of the Compensation Discussion and Analysis section. In regards to dividend rights, the Corporation utilizes two types of performance shares: (1) shares that provide the award recipient with dividend rights during the vesting period; and (2) shares that do not provide dividend rights with respect to the underlying shares. For those performance shares conferring dividend rights, the Corporation holds all dividends paid on the underlying shares of Common Stock and awards such dividends with the underlying shares upon vesting.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards							Stock Awards
(a)	(b)		(c)		(d)	(e)	(f)	(g)		(h)	(i)		(j)
					Equity						Equity		Equity
					Incentive						Incentive		Incentive
					Plan						Plan Awards:		Plan Awards:
					Awards:						Number of		Market or
	Number of		Number of		Number of			Number of			Unearned		Payout Value
	Securities		Securities		Securities			Shares or		Market Value	Shares,		of Unearned
	Underlying		Underlying		Underlying			Units of		of Shares or	Units or Other		Shares, Units
	Unexercised		Unexercised		Unexercised	Option	Option	Stock That		Units of Stock	Rights That		or Other Rights
	Options (#)		Options (#)		Unearned	Exercise	Expiration	Have Not		That Have Not	Have Not		That Have Not
Name	(Exercisable)		(Unexercisable)		Options (#)	Price ($)	Date	Vested (#)		Vested ($)(1)	Vested (#)(2)		Vested ($)(1)

Joseph M. Gingo	—		—		—	$—	—	4,500	(3)	$108,990	100,000	(4)	$2,422,000
	—		—		—	$—	—	1,667	(5)	$40,375	—		$
	—		—		—	$—	—	334	(6)	$8,089	24,436	(7)	$591,840
Paul F. DeSantis	40,000		20,000	(8)	—	$24.69	1/23/2016	—		$—	—		$—
	—		—		—	$—	—	15,000	(9)	$363,300	13,500	(4)	$326,970
	—		—		—	$—	—	—		$—	9,000	(10)	$217,980
	—		—		—	$—	—	—		$—	4,500	(11)	$108,990
Jack B. Taylor	8,334		—		—	$18.02	10/21/2013	—		$—	—		$—
	—		—		—	$—	—	45,000	(12)	$1,089,900	—		$—
Bernard Rzepka	2,000		—		—	$13.99	10/17/2012	—		$—	—		$—
	10,000		—		—	$18.02	10/21/2013	—		$—	—		$—
	—		—		—	$—	—	23,000	(13)	$557,060	6,750	(14)	$163,485
	—		—		—	$—	—	4,500	(15)	$108,990	—		$—
Walter Belderbos	—		—		—	$—	—	24,000	(16)	$581,280	6,000	(14)	$145,320
	—		—		—	$—	—	4,000	(17)	$96,979	—		$—
Terry L. Haines	43,334	(18)	—		—	$19.85	03/21/2010	—		$—	—		$—
	86,667	(18)	—		—	$19.20	03/21/2010	—		$—	—		$—
	—		—		—	$—	—	8,750	(19)	$177,538	45,833	(20)	$1,110,075
Barry A. Rhodes	—		—		—	$—	—	—		$—	—		$—

(1)	Market value computed using $24.22, the closing share price of the Corporation’s Common Stock on August 31, 2008.

(2)	Awards presented based upon achievement of maximum performance goals.

(3)	Award of time-based restricted stock, 2,500 of which will vest on February 1, 2009 and 2,000 of which will vest of February 1, 2010. These restricted stock awards were awarded to Mr. Gingo during the time he served as a non-employee Director of the Corporation.

(4)	Award of performance shares, the vesting of which is described under the caption 2008 Named Executive Officer Compensation Components — Performance Shares located on page [ ]. Such performance shares will vest, if at all, on February 28, 2011.

(5)	Award of time-based restricted stock, 833 of which will vest on April 11, 2009 and 834 of which will vest on April 11, 2010. This restricted stock award was issued to Mr. Gingo during the time he served as a non-employee Director of the Corporation.

(6)	Award of time-based restricted stock units, of which each unit is equal to the market value of one share of the Corporation’s Common Stock. These restricted stock units will be settled in equal 167 unit amounts on each of April 11, 2009 and 2010. These restricted stock units were issued to Mr. Gingo during the time he served as a non-employee Director of the Corporation.

(7)	Award of performance-based restricted stock units granted to Mr. Gingo on February 29, 2008, in which each unit is equal to the market value of one share of the Corporation’s Common Stock. The market value was computed using the closing price of the Corporation’s Common Stock on August 31, 2008 of $24.22. Pursuant to the terms of the award grant, the vesting of such performance-based restricted stock units was contingent upon the Corporation’s consolidated worldwide performance in fiscal 2008 in the areas of net income (excluding one-time or extraordinary items), cash flows from operations and ROIC. Based upon the Corporation’s fiscal 2008 performance, as measured on August 31, 2008, Mr. Gingo was entitled to the settlement of 18,735 units, which occurred on October 24, 2008 at a price of $15.39. Pursuant to the award grant, Mr. Gingo forfeited all unvested performance-based restricted stock units on October 24, 2008.

(8)	Award of stock options, all of which will vest on January 23, 2009.

(9)	Award of time-based restricted stock, 3,000 of which will vest on each of the following dates: (1) February 28, 2009; (2) April 11, 2009; (3) February 28, 2010; (4) April 11, 2010; and (5) February 28, 2011.

(10)	Award of performance-based restricted stock, which will vest, if at all, on April 11, 2010. Specifically, if the market value of the Corporation’s Common Stock relative to the Peer Group on April 11, 2010 is: (1) below the 25th percentile, all of Mr. DeSantis’ shares will be forfeited; (2) between the 25th and 50th percentile, one-half of Mr. DeSantis’ shares will be forfeited; or (3) at or above the 50th percentile, none of Mr. DeSantis’ shares will be forfeited. During the restriction period, Mr. DeSantis may exercise full voting rights associated with these shares of restricted stock and the Corporation will hold dividends paid with respect to such shares until the restrictions on the underlying restricted stock have lapsed, subject to the same risk of forfeiture.

(11)	Award of performance shares, the vesting of which is described under the caption 2008 Named Executive Officer Compensation Components — Performance Shares located on page [ ]. Such performance shares will vest, if at all, on April 11, 2010.

(12)	Award of time-based restricted stock units, in which each unit is equal to the market value of one share of the Corporation’s Common Stock. These restricted stock units will be settled in equal 15,000 unit amounts on each of October 21, 2009 and May 2, 2011. Additionally, 15,000 of such restricted stock units were settled on October 22, 2008 at $14.92, the closing price of the Corporation’s Common Stock on that date.

(13)	Award of time-based restricted stock units, in which each unit is equal to the market value of one share of the Corporation’s Common Stock. These time-based restricted stock units vest at the end of four years following the award grant date. These time-based restricted stock units will be settled as follows: (1) on October 21, 2009, 7,000 units will be settled; and (2) on May 2, 2011, 9,000 units will be settled. Additionally, 7,000 of such restricted stock units were settled on October 22, 2008 at $14.92, the closing price of the Corporation’s Common Stock on that date.

(14)	Award of performance-based restricted stock units, the vesting of which is described under the caption 2008 Named Executive Officer Compensation Components — Restricted Stock Units located on page [ ]. Such performance-based restricted stock units will vest, if at all, on February 28, 2011.

(15)	Award of time-based restricted stock units, in which each unit is equal to the market value of one share of the Corporation’s Common Stock. These restricted stock units vest ratably on the first three anniversaries of the award grant date. These time-based restricted stock units will be settled in equal 1,500 unit amounts on each of February 28, 2009, 2010 and 2011.

(16)	Award of time-based restricted stock units, in which each unit is equal to the market value of one share of the Corporation’s Common Stock. These restricted stock units vest at the end of four years following the award grant date. These time-based restricted stock units will be settled as follows: (1) on October 21, 2009, 8,000 units will be settled; and (2) on May 2, 2011, 8,000 units will be settled. Additionally, 8,000 of such restricted stock units were settled on October 22, 2008 at $14.92, the closing price of the Corporation’s Common Stock on that date.

(17)	Award of time-based restricted stock units, in which each unit is equal to the market value of one share of the Corporation’s Common Stock. These restricted stock units vest ratably on the first three anniversaries of the award grant date. These time-based restricted stock units will be settled in equal 1,333 unit amounts on each of February 28, 2009 and 2010 and 1,334 units will be settled on February 28, 2011.

(18)	Pursuant to the terms of Mr. Haines’ Transition Agreement, the vesting for these options was accelerated on March 21, 2008. Additionally, the option expiration date was also accelerated.

(19)	Award of time-based restricted stock units issued to Mr. Haines in April 2007. Pursuant to his Transition Agreement, a portion of the original 15,000 unit grant was cancelled and the remaining portion remained outstanding for a period of seven months following his retirement date of March 21, 2008. These 8,750 units were paid in October 2008 using the closing price of the Corporation’s Common Stock on March 21, 2008 of $20.29.

(20)	Award of performance-based restricted stock issued to Mr. Haines in April 2007. Pursuant to his Transition Agreement, Mr. Haines was able to maintain a portion of the awards grants until the vesting date of April 11, 2010. Ultimate vesting of these awards depends on the outcome of the performance measures for these awards as described in footnote 10.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
(a)	(b)	(c)	(d)		(e)
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on		Value Realized on
Name	Exercise (#)	Exercise ($)	Vesting (#)		Vesting ($)

Joseph M. Gingo	6,000	$27,770	21,568	(1)	$351,301
Paul F. DeSantis	—	—	3,000		61,050	(2)
Jack B. Taylor	—	—	7,000		167,440	(3)
Bernard Rzepka	—	—	2,000		47,840	(3)
Walter Belderbos	—	—	4,000		95,680	(3)
Terry L. Haines	—	—	80,083	(4)	1,672,074
Barry A. Rhodes	50,667	139,376	15,000	(5)	323,100

(1)	These awards include 2,000 restricted stock awards which vested on February 2, 2008 with a value realized on vesting based on the closing price on the date of vesting of $21.32, 833 shares of restricted stock and 166 restricted stock units both which vested on April 11, 2008 with a value realized on vesting based on the closing price on the date of vesting of $20.35. Amount also includes 18,735 performance-based restricted stock units, which vested on August 31, 2008, but were not valued or settled until October 24, 2008 at $15.39, the third day following the Corporation’s earnings release date.

(2)	The value realized on vesting is based on the closing market price on April 11, 2008, which was $20.35.

(3)	The value realized on vesting is based on the closing market price on October 22, 2007, which was $23.92.

(4)	The number of shares acquired on vesting includes 13,000 which vested on October 22, 2007, and 67,083 which vested on March 21, 2008 pursuant to Mr. Haines’ Retirement Agreement. The 13,000 shares have a value realized on vesting based on the closing price of the Corporation’s Common Stock on October 22, 2007 of $23.92. The value of the remaining 67,083 shares was based on the closing price of the Corporation’s Common Stock on March 21, 2008 of $20.29. Included in the 67,083 shares vested on March 21, 2008 are 45,833 shares, which were not released on the same day. These shares are performance-based restricted stock whose final vesting is contingent on market-based performance criteria as of April 11, 2010.

(5)	The number of shares acquired on vesting includes 5,000 shares which vested on October 22, 2007 and 10,000 shares, which vested on April 11, 2008 pursuant to Mr. Rhodes’ Separation Agreement. The 5,000 shares have a value realized on vesting based on the closing price of the Corporation’s Common Stock on October 22, 2007 of $23.92. The value of the 10,000 shares vested on April 11, 2008 was based on the closing market price of the Corporation’s Common Stock on the same day of $20.35.

Pension Benefits Table

(a)	(b)	(c)	(d)	(e)
		Number of Years	Present Value of	Payments During
Name	Plan Name	Credited Service (#)	Accumulated Benefit ($)	Last Fiscal Year ($)

Joseph M. Gingo	N/A	—	$—	$—
Paul F. DeSantis	N/A	—	—	—
Jack B. Taylor(1)	A. Schulman, Inc. LTD 1978 Retirement Benefits Scheme	40	6,025,954	381,435
Bernard Rzepka(2)	A. Schulman GmbH, Kerpen Pension Plan	15	682,177	—
Walter Belderbos(3)	A. Schulman Plastics Belgium Retirement Plan	19	1,055,834	—
Terry L. Haines(4)	SERP	41	1,105,412	—
Barry A. Rhodes	N/A	—	—	—

(1)	The values presented for Mr. Taylor were converted from British Pounds to U.S. Dollars at a 12-month average rate of 1.9932. Assumptions include a discount rate of 6.40% at August 31, 2008 and the PA92 Long Cohort Year of Birth +2 age rating mortality table. There has been no further benefit accrual for Mr. Taylor since he turned age 60 in October 2006.

(2)	The value presented for Mr. Rzepka was converted from Euros to U.S. Dollars at a 12-month average rate of 1.497. Assumptions include age 65 commencement, no decrements for neither death or termination prior to age 65, Heubeck 2005 Generational mortality after 65 and a discount rate of 6.25% at August 31, 2008.

(3)	The value presented for Mr. Belderbos was converted from Euros to U.S. Dollars at a 12-month average rate of 1.497. Assumptions include age 65 commencement, no decrements for death or termination prior to age 65 and a discount rate of 6.25% at August 31, 2008.

(4)	The value presented for Mr. Haines is an estimate, as of August 31, 2008, of the total value of pension benefits under the SERP earned as of that date. The pension formula restricts credited years of service to a maximum of 30 years. This is reflected in the present value disclosed in the table. Assumptions include age 65 commencement, no decrements for death or termination prior to age 65, RP-mortality after 65 and discount rates of 7.00% as of August 31, 2008.

Supplemental Executive Retirement Plan

The Corporation’s SERP, which is administered by the Compensation Committee, provides retirement benefits to executive officers named as participants by resolution of the Board of Directors. Under the SERP, participants earn a pension benefit that is equal to 30% of such participant’s final average plan compensation, plus an additional 1% for each year of service up to a maximum of 30 such years. Thus, a participant who retires with 30 or more years of service would receive an annual benefit equal to 60% of the participant’s final average plan compensation. The pension benefits payable to a participant under the SERP are then reduced by the actuarial value of certain other plans and deferred compensation that is payable to the participant. SERP pension payments are payable as a life annuity under which a monthly pension is payable to the participant up until such participant’s death. The SERP was originally adopted in 2004 after a change in tax laws reduced the benefits that the Corporation would otherwise have provided to certain of its executive officers.

Mr. Haines, the Corporation’s former Chairman, President and CEO, was the only executive officer of the Corporation participating in the SERP. Consequently, after Mr. Haines’ retirement, none of the Corporation’s current executive officers are currently participating in the SERP. Pursuant to the terms of the SERP, the Corporation will commence the payment of Mr. Haines’ SERP benefits upon his reaching of the age of 65. As of March 21, 2008, the final average plan compensation of Mr. Haines under the SERP was $887,746. Mr. Haines has been credited with the maximum of 30 years of service under the SERP. Consequently, beginning in fiscal 2011, the Corporation will begin making monthly payments to Mr. Haines, who will receive a total annual benefit of $141,703.

European Pension Plans

Each of the European Named Executive Officers participate in pension plans that are generally available to employees within the country of the applicable plan. For Mr. Rzepka, his pension benefits are calculated at a rate of 0.8% of his final pensionable salary up to the applicable social security pension ceiling per year of service with a maximum of 20% and an additional 2.4% of pensionable salary for that portion exceeding the social security pension ceiling, with a maximum of 60%. Under German law, Mr. Rzepka’s benefits under the plan are fully vested and include a widow’s pension of 50% of the amount payable. If Mr. Rzepka’s employment terminates prior to his reaching age 65, his benefits would be reduced based upon his total years of service divided by the number of years of service he would need to reach age 65. Mr. Rzepka’s spouse is entitled to receive 50% of his pension upon his death in service or during retirement.

For Mr. Belderbos, his pension benefits are payable to him at retirement in a lump sum equal to the formula (70% x pensionable salary — estimated state pension) x N/40 x F. Pensionable salary is the average of his final 5 annual salaries, with the annual salaries being measured as 14.12 times his monthly January salary. The estimated state pension is estimated based on that which is available to a single person with a complete career. N is the number of years of service (up to a maximum of 40) and F is a conversion factor equal to 12.3514. Mr. Belderbos’ benefits under this plan are fully vested and, should his employment terminate prior to retirement age, he would be eligible to receive the greater of the accrued reserves attributable to him under the pension plan (plus any required profit sharing) and the minimum required under Belgian law. If Mr. Belderbos dies during service, his spouse will be entitled to a lump sum payment calculated under a reduced formula (42% x pensionable salary) and offset by any estimated widow’s state payment, provided that the lump sum can not be less than 1 x his pensionable salary.

Mr. Taylor is currently receiving benefits under his pension plan, based upon 2/3 of his final salary and is fully vested in those amounts. Portions of his pension (approximately one-third) are subject to adjustment for inflation. Upon Mr. Taylor’s death, his widow is entitled to receive two-thirds of his pre-commutation pension.

Non-qualified Deferred Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)
	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Withdrawals/	Earnings in Last	Balance at Last
Name	Last FY ($)	Last FY ($)(1)	Distributions ($)	FY ($)(2)	FYE ($)

Joseph M. Gingo	$—	$10,167	$—	$—	$10,167
Paul F. DeSantis	$—	$1,300	$—	$758	$9,641
Jack B. Taylor	$—	$—	$—	$—	$—
Bernard Rzepka	$—	$—	$—	$—	$—
Walter Belderbos	$—	$—	$—	$—	$—
Terry L. Haines(3)	$—	$—	$(41,667)	$11,438	$1,598,604
Barry A. Rhodes	$—	$—	$—	$(132)	$9,051

(1)	Column contains contributions by the Corporation in the last fiscal year under the Non-Qualified Plan, which provides for benefits in excess of amounts permitted to be contributed under the Retirement Plan. Amounts shown are included in the All Other Compensation column shown in the Summary Compensation Table located on page [ ].

(2)	Earnings in this column represent estimated earnings on the Non-Qualified Plan. These amounts are not included in the Summary Compensation Table since they do not constitute above market interest or preferential earnings.

(3)	A portion of the aggregate balance for Mr. Haines includes benefits related to a deferred compensation plan. The deferred compensation arrangement provides for monthly cash benefits for ten years in the annual amount of $100,000. The balance of the ending benefit to Mr. Haines of $958,333 is included in the aggregate balance, which is the $1,000,000 total benefits, less payments made during fiscal 2008. This plan does not have any earnings. Mr. Haines is the only Named Executive Officer who participated in this deferred compensation plan. The remaining portion of the aggregate balance is the ending balance of $640,271 in the Non-Qualified Plan for Mr. Haines.

Employment Agreements

The Corporation currently maintains employment agreements with certain members of its senior personnel. Of the Named Executive Officers, the Corporation currently has entered into employment agreements with Messrs. Gingo, DeSantis and Taylor, the material terms of which are outlined below. In regards to Messrs. Rzepka and Belderbos, the Corporation does not currently maintain employment agreements with such individuals, however, each have executed Change-in-Control Agreements with the Corporation

Employment Agreement of Mr. Gingo

On December 17, 2007, the Corporation entered into an employment agreement with Joseph M. Gingo (the “Gingo Agreement”) in order to retain him as its President and CEO, with a term of that ends on December 31, 2010. Pursuant to the terms of the Gingo Agreement, Mr. Gingo’s initial base salary is $700,000, which may be increased during the term at the discretion of the Board of Directors. Mr. Gingo is also eligible for participation in the Corporation’s bonus program for senior executives, with an initial target level of 70%, with leverage ranging from zero to 150% based upon performance metrics to be established by Mr. Gingo and the Compensation Committee and approved by the Board of Directors. Additionally, upon commencement of his employment on January 1, 2008, Mr. Gingo received a lump sum payment of $750,000, and he is entitled to receive additional lump sum cash payments of $250,000 on January 1, 2009, January 1, 2010 and December 31, 2010, subject to his continued employment. In the event that Mr. Gingo’s employment is terminated for any reason, other than termination for Cause (as defined in the Gingo Agreement) by the Corporation or his voluntary resignation, each remaining unpaid cash bonus will become immediately due and payable.

In addition to the lump sum cash payments, Mr. Gingo is also entitled to receive performance-based restricted stock unit grants, totaling $1.5 million in initial grant value. Specifically, the restricted stock units to be issued to Mr. Gingo are as follows: (1) on February 29, 2008, Mr. Gingo received $333,000 (grant value) of restricted stock units; (2) on January 10, 2009, Mr. Gingo shall receive $500,000 (grant value) of restricted stock units (“RSU Award 2”); and (3) on January 10, 2010, Mr. Gingo shall receive $667,000 (grant value) of restricted stock units (“RSU Award 3”). In the event Mr. Gingo’s employment is terminated: (i) without Cause or for Good Reason following a Change-in-Control (as such terms are defined in the Gingo Agreement); (ii) due to Resignation for Cause (as defined in the Gingo Agreement); or (iii) without Cause prior to a Change-in-Control, and either or both RSU Award 2 or RSU Award 3 has not been issued, then Mr. Gingo is entitled to be paid an amount equal to the aggregate initial share grant value of the RSU award(s) not yet granted within 90 days of his termination. The Corporation agreed to provide Mr. Gingo such performance-based restricted stock units as a way of making him whole for the long term incentive compensation that the Corporation believes would have been payable to Mr. Gingo had he remained at his prior employer until retirement. In regards to the February 29, 2008 grant, the Corporation and Mr. Gingo agreed to have vesting contingent upon the same performance metrics as under Corporation’s fiscal 2008 bonus plan. As a result of fiscal 2008 performance, Mr. Gingo settled approximately 18,735 performance-based restricted stock units on October, 28, 2008 for a total value of $288,326.

Each year during the term of the Gingo Agreement, Mr. Gingo is eligible to receive an award of performance shares as long-term incentive compensation under the Corporation’s 2006 Incentive Plan. Specifically, each award of performance shares shall be based on a target grant value of 200% of Mr. Gingo’s base salary, with vesting based upon performance metrics to be agreed upon by the Compensation Committee and Mr. Gingo, and approved by the full Board of Directors. Additionally, Mr. Gingo is entitled to receive all fringe benefits made generally available to the Corporation’s executives (including, without limitation, the use of a company car, cellular telephone/pager, laptop computer and printer) in accordance with the Corporation’s policies and is eligible to participate in all other employee compensation and benefit plans available generally to executives of the Corporation at a level appropriate for his position. During fiscal 2008, the Compensation Committee determined to eliminate most perquisites for North American Named Executive Officers, including the use of company cars. As a result, Mr. Gingo’s base salary was increased by $32,000 in fiscal 2008.

Upon termination of Mr. Gingo’s employment, Mr. Gingo may be entitled to receive certain post-termination benefits depending upon whether such termination is by the Corporation without Cause, in relation to a Change-in-Control, or by reason of Mr. Gingo’s death or Disability (as such terms are defined in the Gingo

Agreement). In the event that the Corporation terminates Mr. Gingo’s employment without Cause prior to the expiration of the Gingo Agreement and prior to a Change-in-Control, Mr. Gingo shall receive his salary for the remaining term of his agreement, plus a bonus for each year of the remaining term, each of which shall be equal to either the greater of: (i) $490,000; or (ii) the average annual bonus during the most recent three calendar years of Mr. Gingo’s employment or such shorter period during which Mr. Gingo has been employed. In the event that Mr. Gingo is terminated by reason of death, the Corporation shall pay a lump sum amount equal to 60% of Mr. Gingo’s salary for 24 months to a designated beneficiary. In the event that Mr. Gingo becomes Disabled during the term of the Gingo Agreement, the Corporation shall pay Mr. Gingo 60% of his base salary during the period of his Disability (not to exceed 24 months). After six months of Disability, the Corporation shall have the right to terminate Mr. Gingo; provided, however that the 60% payments shall continue for the remainder of the 24 month period.

The Gingo Agreement also provides that, in the event Mr. Gingo is terminated following a Change-in-Control event for any reason, except: (1) termination by the Corporation for Cause; (2) termination by reason of death or Disability; or (3) termination by Mr. Gingo without Good Reason (as such terms are defined in the Gingo Agreement), Mr. Gingo shall be paid a lump sum amount equal to: (i) Mr. Gingo’s base salary in effect divided by 12 and multiplied by the number of full months remaining on the term; and (ii) the average annual bonus earned by Mr. Gingo in the immediately preceding fiscal years multiplied by the number of fiscal years remaining under the term when a bonus was not paid. In addition, Mr. Gingo shall remain entitled to receive any of the aforementioned unpaid lump sum cash or RSU awards that have not been issued or paid. Finally, Mr. Gingo shall also continue to receive certain insurance benefits (reduced to the extent comparable benefits are actually provided without cost to him by another source after termination) from the date of termination until December 31, 2010.

For a period of one year following any termination of Mr. Gingo’s employment (which occurs prior to a Change-in-Control), Mr. Gingo will not, directly or indirectly, either as an individual for his own account or as an investor, or other participant in, or as an employee, agent, or representative of, any other business enterprise: (1) solicit, employ, entice take away or interfere with, or attempt to solicit, employ, entice, take away or interfere with, any employee of the Corporation; or (2) engage, participate in, finance, aid or be connected with any enterprise that competes with the business of the Corporation. The geographical limitations on the foregoing restrictions on Mr. Gingo include any country in which the Corporation is doing business as of Mr. Gingo’s termination date.

The amounts described above payable under the Gingo Agreement shall be “grossed up” to cover certain taxes payable by him on certain of the amounts paid to him in respect of a Change-in-Control.

Employment Agreement of Mr. DeSantis

On January 4, 2006, the Corporation entered into an employment agreement with Paul F. DeSantis (the “DeSantis Agreement”) to retain him as its Vice President of Finance, Treasurer and CFO. As executed, the term of the DeSantis Agreement ends on January 31, 2009; provided, however, that the DeSantis Agreement shall automatically extend at the end of each month for one additional month, unless prior notice of termination is given by either party to constitute at all times a three year agreement. Under the DeSantis Agreement, no such monthly extension shall occur after the last day of the calendar month in which Mr. DeSantis turns 62.

Under the terms of the DeSantis Agreement, Mr. DeSantis is provided a base salary of $275,000, which may be increased during the term at the discretion of the Board of Directors. Mr. DeSantis is also eligible for participation in the Corporation’s bonus program for senior executives, with an initial target level of 50%. Additionally, upon commencement of his employment, Mr. DeSantis received a grant of 60,000 nonqualified stock options and a bonus of $120,000. Mr. DeSantis is also entitled to receive all fringe benefits made generally available to the Corporation’s executives in accordance with the Corporation’s policies and is eligible to participate in all other employee compensation and benefit plans available generally to executives of the Corporation at a level appropriate for his position. Furthermore, the Corporation agreed to reimburse Mr. DeSantis for certain reasonable relocation expenses upon commencement of his employment.

Upon termination of Mr. DeSantis’ employment, Mr. DeSantis may be entitled to receive certain post-termination benefits depending upon whether such termination is by the Corporation without Cause, in relation to a

Change-in-Control, or by reason of Mr. DeSantis’ death or Disability (as such terms are defined in the DeSantis Agreement). In the event that the Corporation terminates Mr. DeSantis’ employment without Cause prior to the expiration of the DeSantis Agreement and prior to a Change-in-Control, Mr. DeSantis shall receive his salary for the remaining term of the DeSantis Agreement, plus a bonus for each year of the remaining term in an amount equal to 50% of his average annual bonus during the most recent five calendar years of employment. In the event that Mr. DeSantis is terminated by reason of death, the Corporation shall pay a lump sum amount equal to 60% of his salary for a period of 24 months to a designated beneficiary. In the event that Mr. DeSantis becomes Disabled during the term of the DeSantis Agreement, the Corporation shall pay Mr. DeSantis 60% of his base salary during the period of his Disability (not to exceed 24 months). After six months of Disability, the Corporation shall have the right to terminate Mr. DeSantis; provided, however, that the 60% payments shall continue for the remainder of the 24-month period.

The DeSantis Agreement also provides that, in the event Mr. DeSantis is terminated following a Change-in-Control event for any reason except: (1) termination by the Corporation for Cause; (2) termination by reason of death or Disability; or (3) termination by Mr. DeSantis without Good Reason, Mr. DeSantis shall be paid a lump sum amount equal to three times the sum of: (i) the higher of his annual base salary payable immediately (a) prior to the event causing the termination or (b) the Change-in-Control; plus (ii) an amount equal to the higher of his annual bonus earned in the fiscal year preceding the date of termination or the average annual bonus earned by him in the three fiscal years immediately preceding the Change-in-Control. In addition, Mr. DeSantis shall be paid a lump sum amount equal to the sum of: (1) any unpaid annual incentive compensation previously awarded for any completed fiscal year preceding the termination, the payment of which was contingent only upon continued employment to a subsequent date; and (2) a pro rata portion of his deemed annual bonus for the fiscal year in which the termination occurred. Mr. DeSantis will also continue to receive certain insurance benefits (reduced to the extent comparable benefits are actually provided without cost to him by another source after termination) for a period of 36 months following the date of termination.

For a period of one year following any termination of Mr. DeSantis’ employment (which occurs prior to a Change-in-Control), Mr. DeSantis shall not, directly or indirectly, either as an individual for his own account or as an investor, or other participant in, or as an employee, agent, or representative of, any other business enterprise: (1) solicit, employ, entice take away or interfere with, or attempt to solicit, employ, entice, take away or interfere with, any employee of the Corporation; or (2) engage, participate in, finance, aid or be connected with any enterprise that competes with the business of the Corporation. The geographical limitations on the foregoing restrictions on Mr. DeSantis include any country in which the Corporation is doing business as of Mr. DeSantis’ termination date.

Employment Agreement of Mr. Taylor

On May 28, 2003, the Corporation entered into an employment agreement with Jack B. Taylor (the “Taylor Agreement”) in order to continue his employment as General Manager — Europe and Asia, which was subsequently amended on August 31, 2008 in conjunction with Mr. Taylor’s appointment as General Manager and Chief Operating Officer — Asia. As amended, the term of the Taylor Agreement ends on December 31, 2009; however, the Taylor Agreement may be further amended and extended upon the mutual agreement of the parties.

As amended, the Taylor Agreement provides Mr. Taylor with a fixed base salary (as in effect on May 28, 2003), which may be increased (but not decreased) during the term at the discretion of the CEO. However, with Mr. Taylor becoming a Named Executive Officer in fiscal 2008, any increase in his base salary will be made only at the discretion of the Compensation Committee. Mr. Taylor is also eligible for participation in the Corporation’s bonus program for senior executives and is also entitled to participate in all employee compensation and benefit plans available generally to employees of the Corporation on a level appropriate to his position. Additionally, Mr. Taylor is also entitled to receive all employee fringe benefits available general to employees of the Corporation having comparable levels of responsibility, including, without limitation, the use of a company car. Finally, Mr. Taylor is authorized to incur reasonable expenses for promoting the business of the Corporation, including expenses for entertainment, travel and similar items, and shall receive reimbursement for all such expenses.

Upon termination of Mr. Taylor’s employment, Mr. Taylor may be entitled to receive certain post-termination benefits depending upon whether such termination is by the Corporation without Cause, in relation to a Change-in-Control, or by reason of Mr. Taylor’s death or Disability (as such terms are defined in the Taylor Agreement). In the event that the Corporation terminates Mr. Taylor’s employment without Cause prior to the expiration of the Taylor Agreement and prior to a Change-in-Control, Mr. Taylor shall receive his salary for the remaining term of the Taylor Agreement, plus a bonus for each year of the remaining term in an amount equal to 50% of his average annual bonus during the most recent five calendar years of employment. In the event that Mr. Taylor’s employment is terminated by reason of his death, the Corporation shall pay, in addition to all compensation and benefits earned by Mr. Taylor prior to his death, a lump sum payment equal to 60% of his salary for a period of 24 months to a designated beneficiary. In the event that Mr. Taylor becomes Disabled during the term of the Taylor Agreement, the Corporation shall pay Mr. Taylor 60% of his base salary during the period of his Disability (not to exceed 24 months). After six months of Disability, the Corporation shall have the right to terminate Mr. Taylor; provided, however, that the 60% payments shall continue for the remainder of the 24-month period.

The Taylor Agreement also provides that, in the event Mr. Taylor is terminated following a Change-in-Control event for any reason except: (1) termination by the Corporation for Cause; (2) termination by reason of death or Disability; or (3) termination by Mr. Taylor without Good Reason, Mr. Taylor shall be paid (in lieu of any further salary or severance benefit payments) a lump sum amount equal to three times the sum of: (i) the higher of his annual base salary payable immediately prior to (a) the event causing the termination or (b) the Change-in-Control; plus (ii) an amount equal to the higher of his annual bonus earned in the fiscal year preceding the date of termination or the average annual bonus earned by him in the three fiscal years immediately preceding the Change-in-Control. In addition, Mr. Taylor shall be paid a lump sum amount equal to the sum of: (1) any unpaid annual incentive compensation previously awarded for any completed fiscal year preceding the termination, the payment of which was contingent only upon continued employment to a subsequent date; and (2) a pro rata portion of his deemed annual bonus for the fiscal year in which the termination occurred. Mr. Taylor will also continue to receive certain insurance benefits (reduced to the extent comparable benefits are actually provided without cost to him by another source after termination) for a period of 36 months following the date of termination.

For a period of three years following any termination of Mr. Taylor’s employment (which occurs prior to a Change-in-Control), Mr. Taylor shall not, directly or indirectly, either as an individual for his own account or as an investor, or other participant in, or as an employee, agent, or representative of, any other business enterprise: (1) solicit, employ, entice take away or interfere with, or attempt to solicit, employ, entice, take away or interfere with, any employee of the Corporation; or (2) engage, participate in, finance, aid or be connected with any enterprise that competes with the business of the Corporation. The geographical limitations on the foregoing restrictions on Mr. Taylor include any country in which the Corporation is doing business as of Mr. Taylor’s termination date.

Change-in-Control Agreements

The Corporation has substantially similar change-in-control agreements with Bernard Rzepka and Walter Belderbos (collectively, the “CIC Agreements”), in order to provide them with certain benefits in the event of a Change-in-Control (as such term is defined in the CIC Agreements). The CIC Agreements each provide that, in the event the executive is terminated following a Change-in-Control event for any reason except: (1) termination by the Corporation for Cause; (2) termination by reason of death or Disability; or (3) termination by the executive without Good Reason, the executive will be paid (in lieu of any further salary or severance benefit payments) a lump sum amount equal to three times the sum of: (i) the higher of (A) the executive’s annual base salary payable immediately prior to the event causing the termination or (B) the Change-in-Control; plus (ii) an amount equal to the higher of (A) the executive’s annual bonus earned in the fiscal year preceding the date of termination or (B) the average annual bonus earned by the executive in the three fiscal years immediately preceding the Change-in-Control (as such terms are defined in the CIC Agreements). In addition, the executive will be paid a lump sum amount equal to the sum of: (1) any unpaid annual incentive compensation previously awarded for any completed fiscal year preceding the termination, the payment of which was contingent only upon continued employment to a subsequent date; and (2) a pro rata portion of the executive’s deemed annual bonus for the fiscal year in which the termination occurred. The executive will also continue to receive certain insurance benefits (reduced to the extent comparable benefits are actually provided without cost to the executive by another source after termination) for a period of 36 months following the date of termination.

Transition and Separation Agreements

Transition Agreement with Mr. Haines

On March 14, 2008, the Corporation entered into a Transition Agreement with Terry L. Haines, the Corporation’s former Chairman, President and CEO, in connection with his retirement. Under the terms of the Transition Agreement, Mr. Haines’ retirement from the Corporation became effective March 21, 2008 (the “Retirement Date”) and his employment agreement dated January 31, 1996 terminated. On the Retirement Date, Mr. Haines received a lump sum payment of $2,421,971 in lieu of his base salary, bonus compensation and certain benefits under his former employment agreement. In addition to this lump sum payment, the Corporation also agreed to facilitate payment or the availability of benefits or amounts due under any benefit program the Corporation maintained and in which Mr. Haines participated (including, without limitation, the 1991 Deferred Compensation Agreement, the Qualified Profit Sharing Plan, the Non-Qualified Profit Sharing Plan and the SERP) but only to the extent that such benefits were earned and vested on or before the Retirement Date. The Transition Agreement also confirmed that on the Retirement Date, Mr. Haines and his spouse were entitled to participate in the Corporation’s retiree medical program, and in the event such program is terminated or amended, the Corporation will provide Mr. Haines and his spouse with comparable replacement coverage. The Corporation also agreed to continue the insurance policy it currently maintains on Mr. Haines’ life with a $1,000,000 death benefit until the earlier of the payment of all amounts required under the 1991 Deferred Compensation Agreement or Mr. Haines’ death. Additionally, in regards to Mr. Haines’ previously granted equity-based awards, Mr. Haines received: (1) the vesting of all unvested nonqualified stock options; (2) the vesting of 12,500 shares of the 15,000 shares of time-based restricted stock granted to Mr. Haines and the dividends earned and paid with respect thereto under the terms of such award agreement; (3) continued eligibility for vesting of 45,833 of the 75,000 shares of performance-based restricted stock granted to Mr. Haines if the performance criteria set forth in the award agreement is met on April 11, 2010; (4) continued eligibility for vesting of 22,916 shares of the 37,500 performance shares granted to Mr. Haines if the performance vesting criteria set forth in the award agreement is met on April 11, 2010; and (5) the vesting of 8,750 of 15,000 time-based restricted stock units granted to Mr. Haines, to be settled by cash payment on the first business day of the seventh month following the Retirement Date based on the fair market value of the Corporation’s Common Stock at the close of business on the Retirement Date.

Under the Transition Agreement, Mr. Haines agreed not to reveal confidential information of the Corporation, and not to compete with the Corporation for a period of 36 months after the Retirement Date. Moreover, in consideration of the receipt of the payments and benefits set forth in the Transition Agreement, Mr. Haines releases and waives all nature of employment and discrimination claims against the Corporation.

Separation Agreement with Mr. Rhodes

On March 14, 2008, the Corporation entered into a Separation Agreement (the “Separation Agreement”) with Mr. Rhodes in connection with his resignation from the positions of Executive Vice President and Chief Operating Officer — North America. Under the terms of the Separation Agreement, Mr. Rhodes’ resignation from the Corporation became effective April 11, 2008 (the “Separation Date”) and his employment agreement dated January 10, 2002 (as amended on March 19, 2007) terminated. On the Separation Date, Mr. Rhodes received a lump sum payment of $968,375 in lieu of the base salary and bonus compensation provided under his former employment agreement. In addition to this lump sum payment, the Corporation also agreed to facilitate payment or the availability of benefits or amounts due under any benefit program the Corporation maintained and in which Mr. Rhodes participated (including, without limitation, the Qualified Profit Sharing Plan and the Non-Qualified Profit Sharing Plan) but only to the extent that such benefits were earned and vested on or before the Separation Date. Furthermore, pursuant to the Separation Agreement, the Corporation also agreed to provide Mr. Rhodes with medical benefits and access to executive outplacement services for a period of one year, as well as compensation for accrued and unpaid leave in the amount of $15,450. The Separation Agreement also confirmed that the vesting and exercise of all outstanding equity awards held by Mr. Rhodes would be determined in accordance with the terms of the respective award agreements, except that: (1) the Corporation provided Mr. Rhodes with the automatic vesting of 7,334 nonqualified stock options, which had not vested as of the Separation Date; and (2) the Corporation provided Mr. Rhodes with the automatic vesting of 7,000 shares of time-based restricted stock on the Separation Date. Pursuant to the Separation Agreement, Mr. Rhodes was not entitled to receive any incentive compensation payments for the fiscal 2008 year.

Under the Separation Agreement, Mr. Rhodes agreed not to reveal confidential information of the Corporation, and not to compete with the Corporation for a period of 12 months after the Separation Date. Moreover, in consideration of the receipt of the payments and benefits set forth in the Separation Agreement, Mr. Rhodes releases and waives all nature of employment and discrimination claims against the Corporation, subject to applicable revocation periods.

Potential Payments upon Termination or Change-in-Control

Pursuant to the terms of each Named Executive Officer’s respective employment/change-in-control agreement, each Named Executive Officer is entitled to certain benefits depending upon the nature of their separation from service with the Corporation. The table below represents amounts that would be payable or benefits owed to each of the Named Executive Officers as of August 31, 2008, upon termination of their employment as a result of the scenarios indicated in each column. The amounts were calculated assuming the termination occurred on August 31, 2008. Mr. Haines and Mr. Rhodes were no longer with the Corporation as of August 31, 2008, therefore, a termination analysis for such individuals is unnecessary.

			Involuntary	Involuntary	Termination upon
		Death or	Termination with	Termination	Change-in-
Compensation Components	Retirement(1)	Disability(2)	Cause(3)	Without Cause(4)	Control(5)

For Joseph M. Gingo
Severance	$—	$878,400	$—	$2,361,249	$3,628,158
Guaranteed bonus	$750,000	$750,000	$—	$1,917,000	$1,917,000
Health/welfare benefits(6)	$—	$—	$—	$—	$38,000
Equity awards
Restricted stock awards	$516,699	$561,107	$85,981	$85,981	$2,571,365
Restricted stock units	$457,564	$461,851	$453,762	$453,762	$461,851
Retirement benefits
Retirement Plan(7)	$31,768	$31,768	$24,206	$24,206	$31,768
Non-Qualified Plan(7)	$10,167	$10,167	$10,167	$10,167	$10,167
Section 280G gross up	$—	$—	$—	$—	$3,566,687

Total	$1,766,198	$2,693,293	$574,116	$4,852,365	$12,224,996

For Paul F. DeSantis
Severance	$—	$404,400	$—	$1,204,694	$1,735,552
Health/welfare benefits(6)	$—	$—	$—	$—	$38,000
Equity awards
Restricted stock awards	$263,393	$521,336	$—	$—	$908,250
Retirement benefits
Retirement Plan(7)	$30,468	$69,383	$30,468	$30,468	$69,383
Non-Qualified Plan(7)	$—	$9,642	$—	$—	$9,642
Section 280G gross up	$—	$—	$—	$—	$763,947

Total	$293,861	$1,004,761	$30,468	$1,235,162	$2,260,827

For Jack B. Taylor(9)
Severance	$—	$661,154	$—	$890,383	$2,825,456
Health/Welfare benefits(6)	$—	$—	$—	$—	$17,200
Equity awards
Restricted stock units	$777,462	$1,089,900	$613,977	$613,977	$1,089,900
Stock options	$51,671	$51,671	$—	$51,671	$51,671
Retirement benefits
Pension Plan(8)	$6,025,954	$6,025,954	$6,025,954	$6,025,954	$6,025,954

Total	$6,855,087	$7,828,679	$6,639,931	$7,581,985	$10,010,181

			Involuntary	Involuntary		Termination upon
		Death or	Termination with	Termination		Change-in-
Compensation Components	Retirement(1)	Disability(2)	Cause(3)	Without Cause(4)		Control(5)

For Bernard Rzepka(9)
Severance	$—	$—	$—	$—		$2,306,123
Equity awards
Restricted stock units	$430,954	$693,842	$286,523	$286,523		$829,535
Stock options	$82,460	$82,460	$—	$82,460		$82,460
Retirement benefits
Pension plan(8)	$341,089	$341,089	$341,089	$341,089		$341,089

Total	$854,503	$1,117,391	$627,612	$710,072		$3,559,207

For Walter Belderbos(9)
Severance	$—	$—	$—	$760,155	(10)	$1,881,091
Health/Welfare benefits(6)	$—	$—	$—	$—		$57,218
Equity awards
Restricted stock units	$455,820	$702,864	$327,454	$327,454		$823,480
Retirement benefits
Pension plan(8)	$1,055,834	$1,055,834	$1,055,834	$1,055,834		$1,055,834

Total	$1,511,654	$1,758,698	$1,383,288	$2,143,443		$3,817,623

(1)	The Corporation considers normal retirement age to be 60 years of age, therefore, Messrs. DeSantis, Rzepka and Belderbos would not be eligible for retirement at August 31, 2008. A portion of restricted stock units and restricted stock awards are released upon retirement. The number of awards released is determined by the time elapsed since the date of grant. Upon retirement, the Named Executive Officers will receive a portion of any outstanding performance-based awards, based on the time elapsed since the date of grant; however, such awards will only be released at the end of the vesting period if the performance criteria has been met. All options vest upon retirement. This calculation assumes all options were exercised on date of termination. The value of equity awards was calculated using the closing price of the Corporation’s Common Stock on August 31, 2008.

(2)	The severance amount is a lump sum payment equal to sixty-percent (60%) of the base salary for twenty-four months. All time-based restricted stock units and restricted stock awards are considered fully vested upon death or disability, therefore the amount reflects the value of all time-based restricted stock and restricted stock units outstanding for the Named Executive Officers. Upon death or disability, the Named Executive Officers will receive a portion of any outstanding performance-based awards, based on the time elapsed since the date of grant; however, such awards will only be released at the end of the vesting period if the performance criteria has been met. All options vest upon death or disability. This calculation assumes all options were exercised on date of termination. The value of equity awards was calculated using the closing price of the Corporation’s Common Stock on August 31, 2008.

(3)	The Corporation does not provide for any severance when termination occurs with cause. Under the 2002 Equity Incentive Plan, a portion of restricted stock units and restricted stock awards are released upon termination with cause. The number of awards released is determined by the time elapsed since the date of grant. Under the 2006 Incentive Plan, all restricted stock units and restricted stock awards are cancelled upon termination with cause. All options, vested and unvested, are forfeited immediately upon termination with no remaining time to exercise. The value of equity awards was calculated using the closing price of the Corporation’s Common Stock on August 31, 2008.

(4)	The severance benefits for Messrs. Gingo, DeSantis and Taylor reflect the severance compensation provided under each executive’s respective employment agreement. Under the 2002 Equity Incentive Plan, a portion of restricted stock units and restricted stock awards are released upon termination without cause. The number of awards released is determined by the time elapsed since the date of grant. Under the 2006 Incentive Plan, all restricted stock units and restricted stock awards are cancelled upon termination without cause. Unvested options will be forfeited, however, unexercised vested options will remain exercisable for 90 days past termination. The value of equity awards was calculated using the closing price of the Corporation’s Common Stock on August 31, 2008.

(5)	Severance benefits determined pursuant to each Named Executive Officer’s respective employment/change-in-control agreement. Upon a change-in-control, all equity awards become fully vested regardless of whether there is a subsequent termination. All time based restricted stock units and restricted stock awards are considered fully vested upon a change-in-control, therefore, the amount reflects the value of all restricted stock awards outstanding for the Named Executive Officers. All performance criteria included in the vesting terms of any outstanding equity awards are deemed to have been met as of the date of a change-in-control. All options vest immediately upon a change-in-control. Amount assumes all options will be exercised on the date of termination. The value of equity awards was calculated using the closing price of the Corporation’s Common Stock on August 31, 2008.

(6)	In the event of termination following a change-in-control, each Named Executive Officer is eligible to 36 months of life, disability, accident and health insurance without cost. These amounts are estimated based on current costs for insurance and could change depending on the actual timing of such an event.

(7)	The balances in the Retirement Plan and Non-Qualified Plan for each Named Executive Officer who participates become 100% vested upon eligible retirement disability, death or a change-in-control. The Corporation considers normal retirement age to 60, therefore, Mr. DeSantis was not eligible for retirement at August 31, 2008; however, the potential vested balance is included. Messrs. Taylor, Rzepka and Belderbos do not participate in the Retirement or Non-Qualified plans. For termination with or without cause, the Named Executive Officers only have rights to the vested balance at the termination date. The amounts for the Retirement Plan are based on actual cash contributions into an account for each participant, with associated earnings. The Non-Qualified Plan is unfunded and the balance represents the contributions accrued and the earnings that are estimated based on the earnings of the Retirement Plan. The amount is estimated based on balances as of August 31, 2008.

(8)	Values for the pension plans are the present values of the accumulated benefit as of August 31, 2008.

(9)	The amounts for Messrs. Taylor, Rzepka and Belderbos were calculated using primarily Euro amounts, which were converted to U.S. Dollars using a 12-month average rate of 1.497. Certain amounts for Mr. Taylor were calculated using amounts in British Pounds, which were converted to U.S. dollars using a 12-month average rate of 1.9932.

(10)	Amounts payable are those the Corporation believes it would owe Mr. Belderbos under applicable local law. Other than the CIC Agreement, there are no outstanding employment agreements with Mr. Belderbos that would provide for payment upon the termination of his employment.

Director Compensation Table

The following table sets forth compensation information for each of the Corporation’s non-employee Directors. Directors who are also employees of the Corporation receive no additional compensation for their services as a Director.

					Change in
					Pension
					Value and
					Nonqualified
	Fees Earned	Stock		Non-Equity	Deferred
	or Paid	Awards ($)	Option	Incentive Plan	Compensation	All Other
Name	in Cash ($)	($)(1)	Awards	Compensation	Earnings	Compensation(2)	Total

David G. Birney	$65,750	$54,941	—	—	—	$483	$121,174
Michael Caporale, Jr.	$38,000	$15,739	—	—	—	$—	$53,739
Howard R. Curd	$66,750	$42,330	—	—	—	$483	$109,563
Joseph M. Gingo(3)	$20,250	$—	—	—	—	$—	$20,250
Willard R. Holland(4)	$87,376	$76,308	—	—	—	$5,083	$168,767
James A. Karman	$24,750	$71,159	—	—	—	$5,083	$100,992
James S. Marlen	$68,750	$76,308	—	—	—	$5,083	$150,141
Michael A. McManus, Jr.	$71,250	$42,330	—	—	—	$483	$114,063
Lee D. Meyer	$39,500	$15,739	—	—	—	$—	$55,239
Dr. Peggy Miller	$83,000	$76,308	—	—	—	$5,083	$164,391
James A. Mitarotonda	$59,250	$61,060	—	—	—	$483	$120,793
Ernest J. Novak, Jr.	$86,250	$76,308	—	—	—	$5,083	$167,641
Stanley W. Silverman	$41,000	$15,739	—	—	—	$—	$56,739
John B. Yasinsky	$79,875	$76,308	—	—	—	$5,083	$161,266

As of August 31, 2008, the Directors held the following stock-based awards and options:

	Number of Restricted		Number of Restricted	Number of Options
Name	Stock Awards(5)		Stock Units(6)	Outstanding

David G. Birney	6,167	(7)	334	—
Michael Caporale, Jr.	2,500	(8)	—	—
Howard R. Curd	4,167	(9)	—	—
Joseph M. Gingo	6,167	(10)	334	—
Willard R. Holland	8,667	(11)	334	6,000	(12)
James S. Marlen	8,667	(11)	334	4,500	(13)
Michael A. McManus, Jr.	4,167	(9)	—	—
Lee D. Meyer	2,500	(8)	—	—
Dr. Peggy Miller	8,667	(11)	334	6,000	(12)
James A. Mitarotonda	6,167	(7)	334	—
Ernest J. Novak, Jr.	8,667	(11)	334	—
Stanley W. Silverman	2,500	(8)	—	—
John B. Yasinsky	8,667	(11)	334	6,000	(12)

(1)	Stock Award expense includes restricted stock award and restricted stock unit expense recorded in fiscal 2008, excluding forfeitures. The expense for restricted stock awards is based on the grant date market value, based on the closing price of the Corporation’s Common Stock on that date. Restricted stock units are settled in cash at the end of the vesting period based on the closing price of the Corporation’s Common Stock on that date. The Corporation recorded expense through a mark-to-market adjustment of the units vested to date, based on the August 31, 2008 closing price of the Corporation’s Common Stock and accrued dividends for those units.

(2)	During fiscal 2008, two restricted stock grants for the Board of Directors vested. Included in this column are the accrued dividends, which were earned on restricted stock during the vesting period.

(3)	For Mr. Gingo, all fees reflected were earned for service as a non-employee Director of the Corporation. Any expense for stock awards is included in the Summary Compensation Table located on page [ ].

(4)	Mr. Holland deferred $43,688 of fees earned and paid of the total $87,376 fees. The deferred amount is converted into deferred directors units, which are equivalent to one share of the Corporation’s Common Stock per unit. These units are calculated at the end of each calendar quarter based on amounts deferred and dividends earned.

(5)	During fiscal 2008, each Director, excluding Mr. Gingo, was awarded 2,500 restricted stock awards at a grant date fair value of $51,100 per Director. These awards vest ratably on the first three anniversaries of the award grant date.

(6)	Awards of time-based restricted stock units, in which each unit is equal to the market value of one share of the Corporation’s Common Stock. These units vest ratably on the first three anniversaries of the award grant date. At each vesting date, one-third of the units will be settled in cash based on the market price of the Corporation’s Common Stock on the vest date. In regards to vesting, 167 restricted units shall vest and be settled on each of April 11, 2009 and 2010.

(7)	Award of restricted stock, the vesting of which will occur as follows: (1) on each of February 28, 2009 and 2010, 833 restricted shares shall vest; (2) on April 11, 2009, 833 restricted shares shall vest; (3) on February 1, 2010, 2,000 restricted shares shall vest; and (4) on each of April 11, 2010 and February 28, 2011, 834 restricted shares shall vest.

(8)	Award of restricted stock, the vesting of which will occur as follows: (1) on each of February 28, 2009 and 2010, 833 restricted shares shall vest; and (2) of February 28, 2011, 834 restricted shares shall vest.

(9)	Award of restricted stock, the vesting of which will occur as follows: (1) on each of February 28, 2009 and 2010, 833 restricted shares shall vest; (2) on April 11, 2009, 833 restricted shares shall vest; and (3) on each of April 11, 2010 and February 28, 2011, 834 restricted shares shall vest.

(10)	Amount does not include grants of 100,000 performance shares and 24,436 performance-based restricted stock units granted to Mr. Gingo as CEO and which are listed in the Outstanding Equity Awards at Fiscal Year End Table located on page [ ].

(11)	Award of restricted stock, the vesting of which will occur as follows: (1) on February 1, 2009, 2,500 restricted shares shall vest; (2) on each of February 28, 2009 and 2010, 833 restricted shares shall vest; (3) on April 11, 2009, 833 restricted shares shall vest; (4) on February 1, 2010, 2,000 restricted shares will vest; and (5) on each of April 11, 2010 and February 28, 2011, 834 restricted shares shall vest.

(12)	Award of stock options exercisable and outstanding, the expiration of which will occur as follows: (1) on each of January 31, 2011 and 2012, 2,000 options will expire; and (2) on February 2, 2013, 2,000 options will expire.

(13)	Award of stock options exercisable and outstanding, the expiration of which will occur as follows: (1) on January 31, 2011, 500 options will expire; (2) on January 31, 2012, 2,000 options will expire; and (3) on February 2, 2013, 2,000 options will expire.

Pursuant to the Amended and Restated Directors Deferred Units Plan (the “Directors Plan”), a Director may elect, prior to the first day of any calendar year, to defer all or a portion of his or her director fees in such calendar year. Deferred director fees for each calendar quarter are aggregated and credited to an account for each participating Director (the “Account”) until the last day of each quarter (a “Valuation Date”). In addition, on each Valuation Date, the Account is credited with the amount of any dividends that would have been paid to the Director had he or she actually owned shares of the Corporation’s Common Stock equal to the number of units in the Account at the time of the dividend payment. On each Valuation Date, all amounts credited to the Account are converted into units by dividing the amount in the Account by the closing price of the Corporation’s Common Stock on the Valuation Date. Upon the earlier of a Director’s separation from service as a Director, a change of control or a Director’s disability (each a “Triggering Event”), units will be converted into cash and paid to the Director in a single lump sum no later than March 15 of the calendar year that begins after the calendar year during which a Triggering Event occurs. The conversion into cash will be made using the closing price of the Corporation’s Common Stock on the date prior to the date that payment is made.

AUDIT COMMITTEE REPORT

Notwithstanding anything to the contrary set forth in any of the Corporation’s previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this Proxy Statement or future filings with the SEC, in whole or in part, the following report shall not be deemed to be incorporated by reference into any such filing.

The Audit Committee includes the following members of the Board of Directors: Ernest J. Novak, Jr. (Chair), Howard R. Curd, James S. Marlen, Dr. Peggy G. Miller, Michael Caporale, Jr. and Lee D. Meyer.

The Audit Committee has met, reviewed and discussed the audited consolidated financial statements of the Corporation for the fiscal year ended August 31, 2008, with the Corporation’s management, who represented to the Audit Committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee has discussed with PricewaterhouseCoopers LLP, the Corporation’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended and PCAOB Auditing Standard No. 5 (An Audit of Internal Control Over Financial Reporting that is Integrated with an Audit of Financial Statements).

The Audit Committee also has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committee) as adopted by the PCAOB in Rule 3600T and the Audit Committee has discussed the independence of PricewaterhouseCoopers LLP with that firm.

Based upon the Audit Committee’s review and discussions noted above, the Audit Committee recommended that the Corporation’s audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the fiscal year ended August 31, 2008 for filing with the SEC.

The Audit Committee:

Ernest J. Novak, Jr., Chair
Howard R. Curd
James S. Marlen
Dr. Peggy G. Miller
Michael Caporale, Jr.
Lee D. Meyer

PROPOSAL 2 — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP as the independent registered public accounting firm to examine the books, records and accounts of the Corporation and its subsidiaries for the fiscal year ending August 31, 2009. This selection is being presented to stockholders for ratification or rejection at the 2008 Annual Meeting. THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS RECOMMEND THAT SUCH SELECTION BE RATIFIED.

PricewaterhouseCoopers LLP was the independent registered public accounting firm of the Corporation for the fiscal year ended August 31, 2008, and is considered by the Audit Committee and the Board of Directors to be well qualified. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting to make a statement if they desire to do so and will be available to respond to appropriate questions.

For ratification, this Proposal Two will require the affirmative vote of the holders of a majority of the shares of Common Stock having voting power present at the Annual Meeting in person or represented by proxy. In determining whether Proposal Two has received the requisite vote for approval, abstentions and broker non-votes are not counted as having voting power and, therefore, would be disregarded in determining the outcome of this Proposal Two. If Proposal Two is rejected, or if PricewaterhouseCoopers LLP declines to act or becomes incapable of acting as the independent registered public accounting firm of the Corporation, or if its employment is discontinued, the Audit Committee will appoint another public auditor, the continued employment of whom, after the 2008 Annual Meeting of Stockholders, will be subject to ratification by the stockholders.

Fees Incurred by Independent Registered Public Accounting Firm

Set forth below are the aggregate fees and expenses for professional services rendered to the Corporation by PricewaterhouseCoopers LLP, the Corporation’s independent registered public accounting firm for fiscal 2008 and fiscal 2007.

	Fiscal 2008	Fiscal 2007

Audit Fees(1)	$2,838,000	$2,728,000
Audit-Related Fees(2)	$75,800	$151,400
Tax Fees(3)	$1,522,000	$1,766,000
All Other Fees	$0	$0

(1)	Comprised of the aggregate fees for professional services rendered by PricewaterhouseCoopers LLP in connection with its integrated audit of the Corporation’s consolidated financial statements and its internal control over financial reporting, and its limited reviews of the Corporation’s unaudited consolidated interim financial statements included in the Corporation’s Quarterly Reports on Form 10-Q, as well as statutory audits of the Corporation’s subsidiaries and consents to SEC filings.

(2)	Comprised of services rendered by PricewaterhouseCoopers LLP primarily related to business acquisitions and a review of subsidiary financial statements.

(3)	Comprised of professional services rendered by PricewaterhouseCoopers LLP for tax planning and advice and domestic and international tax compliance and tax return preparation.

Pre-Approval of Fees

The Audit Committee pre-approves the audit and non-audit services performed by the independent registered public accounting firm to assure that the provision of the services does not impair the registered public accounting firm’s independence. Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it requires specific pre-approval by the Committee. In addition, any proposed services exceeding pre-approved cost levels require specific Audit Committee pre-approval. The Audit Committee has delegated pre-approval authority to its Chairman, provided that the pre-approval is reviewed by the full Audit Committee at its next regular meeting.

PROPOSAL 3 — APPROVAL OF AMENDMENTS TO THE CORPORATION’S CERTIFICATE OF INCORPORATION.

General

The Corporation is asking stockholders to approve certain amendments to the Corporation’s Certificate of Incorporation.

The Board of Directors has unanimously approved the proposed amendments to the Corporation’s Certificate of Incorporation, which, if adopted, would result in the declassification of the Corporation’s Board of Directors. If the proposed amendments are approved, the proposed Director nominees will be elected for a term of one year. Directors who currently have terms that expire after the 2008 Annual Meeting will not stand for election until the expiration of their respective terms at the 2009 and 2010 Annual Meetings, as the case may be. Additionally, in conjunction with the proposed declassification, the Board of Directors has proposed additional conforming amendments to Article EIGHTH, in order to conform the Corporation’s director removal provisions to Delaware corporate law. Specifically, the Board of Directors has proposed that the text of Article EIGHTH be amended to provide that directors may be removed from office “with” or “without cause” by a vote of the stockholders. Finally, the Board of Directors has proposed the elimination of Article EIGHTH’s supermajority voting provision for amendments to Article EIGHTH.

Proposal to Amend Article EIGHTH

The Corporation is seeking stockholder approval to enact amendments to Article EIGHTH of the Corporation’s Certificate of Incorporation in order to eliminate the classification of the directorships on the Corporation’s Board of Directors. At present, the Corporation’s Board of Directors is divided into three classes, each with three year terms. While the Board of Directors believes that the current policy of director classification provides certain organizational benefits, such as consistency and continuity of management, the Board of Directors believes that adherence to outstanding corporate governance is vital for maximizing stockholder value. Specifically, it is the opinion of the Board of Directors that by providing for the annual election of Directors, all Directors will be subject to an environment of increased accountability that reflects the Corporation’s commitment to the interests of its stockholders.

In conjunction with the proposed declassification, the Board of Directors has also proposed amendments to Article EIGHTH in order to clarify that Directors may be removed “with” or “without cause” once the declassification process is complete. Specifically, pursuant to Delaware corporate law, Delaware corporations may only limit the ability of stockholders to remove directors “for cause” if a corporation has a classified board structure. For Delaware corporations without a classified board, however, Delaware corporate law requires that directors be removable by stockholders “with” or “without cause.” At present, Article EIGHTH of the Corporation’s Certificate of Incorporation provides that Directors may only be removed “for cause” by stockholders. Consequently, if the proposed declassification amendment is passed, Delaware law requires that conforming amendments be made to amend Article EIGHTH and provide for the removal of Directors “with” or “without cause.”

Finally, the Board of Directors has proposed an amendment to Article EIGHTH in order to remove the supermajority voting requirement for amendments to Article EIGHTH. Currently, Article EIGHTH provides that all amendments to that article are subject to a supermajority voting clause, which requires the affirmative vote of the holders of not less than 80% of the outstanding voting shares of Common Stock entitled to vote generally, unless such amendment is recommended by the affirmative vote of at least two-thirds of the Directors then in office. Upon review of this supermajority voting provision, the Board of Directors believes that such provision is no longer in the best interests of the Corporation, as its original intent of preserving a classified structure is no longer applicable. Accordingly, it is the opinion of the Board of Directors that removal of Article EIGHTH’s supermajority voting restrictions will benefit both the Corporation and its stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THESE AMENDMENTS.

Proposed Text of Article EIGHTH

If this Proposal Three is approved by the stockholders, new Article EIGHTH will read in its entirety as follows:

ARTICLE EIGHTH

(A) The number of Directors shall be fixed from time to time exclusively by the Board of Directors pursuant to resolution adopted by a majority of the Directors then in office, provided, however, that the number of Directors shall not be less than three.

(B) Directors of the Corporation shall be elected annually and shall hold office until the next annual meeting of stockholders (provided, however, that the foregoing shall not have the effect of shortening the term of any Director to which they have been previously elected) and their successors are elected, or until earlier resignation, removal from office or death.

(C) Subject to the rights of holders of any special stock, vacancies in the Board of Directors, however caused, and newly created directorships shall be filled solely by a majority vote of the Directors then in office, whether or not a quorum, or by a sole remaining Director, and any Director so chosen shall hold office for a term expiring at the next annual meeting of stockholders.

(D) Subject to the rights of holders of any special stock, any Director or the entire Board of Directors may be removed, with or without cause, by the affirmative vote of the holders of a majority of the shares of Common Stock of the Corporation outstanding and entitled to vote for the election of Directors at an annual meeting of stockholders.

Required Vote of Stockholders

Pursuant to the provisions of Subsection (E) of Article EIGHTH of the Corporation’s Certificate of Incorporation and Section 242(b)(1) of the Delaware General Corporations Law, any amendments proposed to Article EIGHTH of the Corporation’s Certificate of Incorporation that have been recommended by a majority of the members of the Board of Directors must be approved by the affirmative vote of the holders of a majority of the shares of Common Stock of the Corporation outstanding and entitled to vote at the 2008 Annual Meeting. Consequently, since the proposed amendments to Article EIGHTH have been unanimously recommended by the Board of Directors, approval of such amendments must be confirmed by the affirmative vote of the holders of a majority of the shares of Common Stock of the Corporation outstanding and entitled to vote at the 2008 Annual Meeting. Abstentions and broker non-votes will have the same effect as votes against Proposal Three for determining whether a majority of the voting power of the Corporation has approved the amendments to the Certificate of Incorporation.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On October 21, 2005, the Corporation reached an agreement with the Barington Group regarding the nomination of persons for election as Director at the Corporation’s 2005 Annual Meeting (the “2005 Agreement”). Under the terms of the 2005 Agreement, among other things, the Barington Group withdrew its notice of intent to nominate persons for election as Directors at the Corporation’s 2005 Annual Meeting and agreed to abide by certain standstill provisions until the Corporation’s 2007 Annual Meeting (the “Standstill Period”), while the Corporation, through its Board of Directors, expanded the size of the Board from 10 to 12 and appointed James A. Mitarotonda, a member of the Barington Group, to serve as a Class III Director with a term expiring at the 2007 Annual Meeting.

On October 25, 2006, the Corporation reached another agreement with the Barington Group regarding the nomination of persons for election as Director at the Corporation’s 2006 Annual Meeting (the “2006 Agreement”). Under the terms of the 2006 Agreement, the Barington Group withdrew a notice of its intent to nominate certain persons for election as Directors at the 2006 Annual Meeting, agreed to dismiss a lawsuit it had filed against the Corporation in Delaware seeking to enforce its rights as a stockholder to inspect and copy certain books, records and documents of the Corporation, and agreed to abide by certain standstill provisions until the Corporation’s 2007 Annual Meeting. The Corporation agreed, among other things, to nominate James S. Marlen, Ernest J. Novak, Jr., Howard R. Curd and Michael A. McManus, Jr. as nominees for election as Class II Directors of the Corporation at the 2006 Annual Meeting and to redeem the rights issued to the Corporation’s stockholders under its Rights Agreement on or prior to the 2006 Annual Meeting.

On November 15, 2007, the Corporation reached an agreement with the Barington Group regarding the nomination of persons for election as Director at the Corporation’s 2007 Annual Meeting (the “2007 Agreement”). Under the 2007 Agreement, among other things, the Barington Group withdrew its intent to nominate two persons to the Board at the 2007 Annual Meeting and the Corporation agreed to nominate Messrs. Haines, Karman and Mitarotonda to the Board. The 2007 Agreement provided that the Corporation would nominate for election as a Director at the 2007 Annual Meeting an independent nominee recommended by the Barington Group. Mr. Silverman was the nominee recommended by the Barington Group. Upon the appointment of Mr. Gingo as the Corporation’s President and CEO, the Barington Group and the Corporation agreed that Mr. Gingo would be nominated as a Director in lieu of Mr. Haines. The 2007 Agreement also required the announcement of Mr. Haines’ retirement as CEO, President and Chairman of the Board, effective no later than March 1, 2008, and the formation of a special committee consisting of Messrs. Curd, Yasinsky, Holland, McManus, Mr. Mitarotonda and the Corporation’s CEO (Mr. Gingo), with Mr. Curd serving as Chairman to explore all strategic alternatives to maximize and improve shareholder value, including, without limitation, a strategic acquisition, merger or sale of the Corporation. The 2007 Agreement provided that the Barington Group would vote its shares of Common Stock of the Corporation in favor of the Board’s nominees and that Mr. Mitarotonda would reasonably assist the Corporation in the solicitation of proxies in favor of the Board’s slate of nominees for election at the 2007 Annual Meeting, including reasonable participation with the Corporation in meetings with stockholders and shareholder advisory services. The 2007 Agreement also provided that the Board would increase to 5,000,000 the number of shares authorized to be repurchased under the Corporation’s current share repurchase program, with a goal of repurchasing at least 2,000,000 shares under the program in the fiscal year ending August 31, 2008, subject to market conditions and compliance with applicable laws.

Each of the 2005 Agreement, the 2006 Agreement and the 2007 Agreement (collectively, the “Barington Agreements”) provided that the Corporation would reimburse the Barington Group for certain expenses incurred in matters relating to the Agreements. In 2005-2007, these reimbursements totaled $150,000, $140,000 and $143,404 respectively.

In general, the Audit Committee is charged under its charter with reviewing and approving any transaction with a related party, which may require reporting under Item 404 of Regulation S-K. With respect to the Barington Agreements above, however, the full Board of Directors (other than Mr. Mitarotonda), approved each of the Agreements after determining such Agreements to be in the best interests of the Corporation’s stockholders. The Audit Committee’s unwritten policy is to review any transaction with a related party on a case-by-case basis and to determine whether such a transaction is in the best interest of the Corporation and is on terms that are substantially similar to transactions with unrelated parties.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation’s officers and Directors, and persons who own more than ten percent (10%) of the Corporation’s Common Stock, to file reports of ownership and changes in ownership with the SEC. To the Corporation’s knowledge, based solely on its review of the copies of such forms received by the Corporation, all such persons timely filed their respective reports during the year ended August 31, 2008.

OTHER MATTERS

The Board of Directors knows of no matters to be presented for action at the 2008 Annual Meeting other than those described in this Proxy Statement. The Corporation’s By-Laws describe procedures, including minimum notice provisions, for stockholder nomination of Directors and submission of other stockholder business to be transacted at any Annual Meeting. A copy of the pertinent By-Law provisions is available on request to the Corporate Secretary at A. Schulman, Inc., 3550 West Market Street, Akron, Ohio 44333. If any such stockholder proposals or other business to be transacted properly comes before the 2008 Annual Meeting, it is intended that shares represented by Proxies solicited hereby will be voted in respect thereof in accordance with the best judgment of the proxy holders.

SOLICITATION OF PROXIES

The cost of soliciting the accompanying proxy will be borne by the Corporation. The Corporation may reimburse brokers, nominees, fiduciaries and custodians their reasonable expenses for sending proxy material to principals and obtaining their instructions. In addition to solicitation by mail, proxies may be solicited in person, by telephone or telegraph or by officers, Directors and regular employees of the Corporation. Further, the Corporation has retained Georgeson Inc. to perform solicitation and tabulation services in connection with this Proxy Statement. For such services, the Corporation will pay Georgeson Inc. a fee of approximately $10,000. Additionally, Georgeson Inc. will be reimbursed for certain out-of-pocket expenses and indemnified against certain liabilities incurred in connection with this proxy solicitation.

By order of the Board of Directors,

David C. Minc
  Secretary

November [  ], 2008

TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE

P
R
O
X
Y
A. SCHULMAN, INC.
This Proxy is Solicited on Behalf of the Board of Directors of A. Schulman, Inc. for the
Annual Meeting of Stockholders to be Held on December 18, 2008
The undersigned hereby appoints JOSEPH M. GINGO, PAUL F. DESANTIS, and DAVID C. MINC and each of them as Proxies, each with the full power to appoint his substitute, and hereby authorizes them to represent and to vote all of the shares of Common Stock of A. Schulman, Inc. the undersigned is entitled to vote at the Annual Meeting of Stockholders of A. Schulman, Inc. to be held on December 18, 2008 and at any adjournments and postponements thereof, in the manner specified on this Proxy Card and as fully as the undersigned could do if personally present at the meeting. Receipt of a separate Notice of Annual Meeting and Proxy Statement is acknowledged by return of the Card or by voting via telephone or Internet in accordance with the instructions on the other side of this Card.
You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. If you vote by telephone or Internet you do not need to mail back this card.
PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE OR VOTE VIA TELEPHONE OR THE INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE OTHER SIDE OF THIS CARD.
This Proxy is solicited on behalf of the Board of Directors of A. Schulman, Inc. This Proxy will be voted as directed, but if no instructions are specified, this proxy will be voted FOR Proposals 1, 2 and 3.
(Continued and to be voted on reverse side.)

A. SCHULMAN, INC. OFFERS STOCKHOLDERS OF RECORD
THREE WAYS TO VOTE YOUR PROXY
Your telephone or Internet vote authorizes the named Proxies to vote your shares in the same manner as if you had returned your proxy card. We encourage you to use these cost effective and convenient ways of voting, 24 hours a day, 7 days a week.

TELEPHONE VOTING	INTERNET VOTING	VOTING BY MAIL

This method is available for residents of the U.S. and Canada. On a touch tone telephone, call TOLL FREE 1-800-928-0380. You will be asked to enter ONLY the CONTROL NUMBER shown below. Have your Proxy Card ready, then follow the prerecorded instructions. Available until 11:59 p.m. Eastern Time on December 17, 2008.

Visit the Internet website at http://proxy.georgeson.com. Enter the COMPANY NUMBER and CONTROL NUMBER shown below and follow the instructions on your screen. Available until 11:59 p.m. Eastern Time on December 17, 2008.
Simply complete, sign and date your Proxy Card and return it in the postage-paid envelope. If you are delivering your Proxy by telephone or the Internet, please do not mail your Proxy Card.
        COMPANY NUMBER                                           CONTROL NUMBER
▼ TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE ▼

☒	Please mark votes as in this example.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3.

1. Election of Directors:	(1) David G. Birney (2) John B. Yasinsky		2.	To ratify the selection of PricewaterhouseCoopers LLP as independent registered public accounting firm for the year ending August 31, 2009.	FOR ☐	AGAINST ☐	ABSTAIN ☐

FOR all nominees, listed above.	WITHHOLD AUTHORITY to vote lor all nominees listed above.	FOR all nominees, listed above except as marked to the contrary below.	3.	To approve the amendments to A. Schulman’s Certificate of Incorporation.	FOR ☐	AGAINST ☐	ABSTAIN ☐
☐	☐	☐

To withhold authority to vote for any individual, mark “FOR all nominess listed above except as marked to the contrary below” and write that nominee’s name on the line below.			4.	The Proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting.

Date , 200__.

Signature

Signature (if held jointly)

Title or Authority

NOTE: Please sign exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, trustee, administrator, or guardian, please give title as such. It stockholder is a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

This Proxy, when properly executed, will be voted in the manner directed herein.